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                                                                  EXECUTION COPY

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                            ASSET PURCHASE AGREEMENT

                                      AMONG

                           TILIA INTERNATIONAL, INC.,

                                  TILIA, INC.,

                               TILIA CANADA, INC.,

                               ALEXANDER SCHILLING

                                       and

                              ALLTRISTA CORPORATION





                            ------------------------

                           Dated as of March 27, 2002

                            ------------------------


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                                TABLE OF CONTENTS

                                                                            Page

RECITALS......................................................................1

SECTION 1.  DEFINITIONS.......................................................1

SECTION 2.  PURCHASE AND SALE OF THE PURCHASED PROPERTY......................12
     SECTION 2.1.   Transfer of Assets.......................................12
     SECTION 2.2.   Sale at Closing Date.....................................12
     SECTION 2.3.   Subsequent Documentation.................................12
     SECTION 2.4.   Assumed Liabilities......................................12
     SECTION 2.5.   Excluded Liabilities.....................................13

SECTION 3.  PURCHASE PRICE...................................................13
     SECTION 3.1.   Purchase Price...........................................13
     SECTION 3.2.   Contingent Consideration.................................14
     SECTION 3.3.   Payment of Purchase Price................................18

SECTION 4.  CLOSING..........................................................18

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS....................18
     SECTION 5.1.   Corporate Organization; Subsidiaries.....................19
     SECTION 5.2.   Qualification to Do Business.............................19
     SECTION 5.3.   Authorization and Validity of Agreement..................19
     SECTION 5.4.   No Conflict or Violation.................................19
     SECTION 5.5.   Consents and Approvals...................................20
     SECTION 5.6.   Financial Statements.....................................20
     SECTION 5.7.   Absence of Certain Changes or Events.....................20
     SECTION 5.8.   Tax Matters..............................................22
     SECTION 5.9.   Absence of Undisclosed Liabilities.......................22
     SECTION 5.10.  Leased Property..........................................23
     SECTION 5.11.  Intellectual Property....................................24
     SECTION 5.12.  Licenses, Permits and Governmental Approvals.............26
     SECTION 5.13.  Compliance with Law......................................26
     SECTION 5.14.  Litigation...............................................27
     SECTION 5.15.  Assigned Contracts.......................................27
     SECTION 5.16.  Receivables..............................................27
     SECTION 5.17.  Inventory................................................27
     SECTION 5.18.  Product Liability; Warranty..............................28
     SECTION 5.19.  Product Recalls..........................................28
     SECTION 5.20.  Customers, Suppliers and Competitors.....................28
     SECTION 5.21.  Employee Benefits........................................28
     SECTION 5.22.  Labor Matters............................................31
     SECTION 5.23.  [Intentionally Omitted]..................................31
     SECTION 5.24.  Ownership of Purchased Property..........................31
     SECTION 5.25.  Condition of Purchased Property..........................31

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     SECTION 5.26.  Environmental Matters....................................31
     SECTION 5.27.  Transactions with Directors, Officers and  Affiliates....32
     SECTION 5.28.  Ownership of Shares......................................32
     SECTION 5.29.  Foreign Corrupt Practices Act............................33
     SECTION 5.30.  Insurance Policies.......................................33

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF THE BUYER......................33
     SECTION 6.1.   Corporate Organization...................................33
     SECTION 6.2.   Authorization and Validity of Agreement..................33
     SECTION 6.3.   No Conflict or Violation.................................34
     SECTION 6.4.   Approvals and Consents...................................34
     SECTION 6.5.   Delivery of the Shares...................................34
     SECTION 6.6.   SEC Filings; Financial Statements........................35

SECTION 7.  COVENANTS OF THE SELLERS.........................................35
     SECTION 7.1.   Conduct of Business Before the Closing Date..............35
     SECTION 7.2.   Consents and Approvals...................................37
     SECTION 7.3.   Access to Properties and Records.........................37
     SECTION 7.4.   Negotiations.............................................38
     SECTION 7.5.   Best Efforts.............................................38
     SECTION 7.6.   Covenant Not To Compete..................................38
     SECTION 7.7.   Notice of Breach.........................................39
     SECTION 7.8.   Bulk Sales Compliance....................................39
     SECTION 7.9.   Assignment of Contracts and Warranties...................39
     SECTION 7.10.  Change of Name; Intellectual Property....................39
     SECTION 7.11.  Estoppel Certificates....................................40
     SECTION 7.12.  Monthly Financials.......................................40
     SECTION 7.13.  Assistance...............................................40
     SECTION 7.14.  Audited Financial Statements.............................40
     SECTION 7.15.  Liquidation of Tilia Hungary.............................40
     SECTION 7.16.  Tilia Shareholder Approval...............................41
     SECTION 7.17.  Tax Matters..............................................41

SECTION 8.  COVENANTS OF THE BUYER...........................................41
     SECTION 8.1.   Consents and Approvals...................................41
     SECTION 8.2.   Access to Tax Records....................................41
     SECTION 8.3.   Notice of Breach.........................................41
     SECTION 8.4.   Operations of Business Post Close........................41
     SECTION 8.5.   Best Efforts.............................................42

SECTION 9.  EMPLOYEES........................................................42
     SECTION 9.1.   Offer of Employment......................................42
     SECTION 9.2.   Liability................................................42
     SECTION 9.3.   Rights...................................................43
     SECTION 9.4.   Employee Benefits Arrangements...........................43

SECTION 10. HSR ACT; GOVERNMENTAL APPROVALS..................................44

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SECTION 11. CONDITIONS TO OBLIGATIONS OF THE SELLERS.........................44
     SECTION 11.1.  Representations and Warranties of the Buyer..............44
     SECTION 11.2.  Performance of the Obligations of the Buyer..............45
     SECTION 11.3.  No Violation of Orders...................................45
     SECTION 11.4.  HSR Act; No Governmental Restraints......................45
     SECTION 11.5.  Consents and Approvals...................................45
     SECTION 11.6.  Liquidation of Tilia Hungary.............................45
     SECTION 11.7.  Buyer Closing Documents..................................45
     SECTION 11.8.  Legal Matters............................................46

SECTION 12. CONDITIONS TO OBLIGATIONS OF THE BUYER...........................46
     SECTION 12.1.  Representations and Warranties of the Sellers............46
     SECTION 12.2.  Performance of the Obligations of the Sellers............46
     SECTION 12.3.  Consents and Approvals...................................46
     SECTION 12.4.  No Violation of Orders...................................46
     SECTION 12.5.  Seller Closing Documents.................................47
     SECTION 12.6.  Legal Matters............................................48
     SECTION 12.7.  Employment Agreements....................................48
     SECTION 12.8.  HSR Act; No Governmental Restraints......................48
     SECTION 12.9.  Business EBITDA..........................................48
     SECTION 12.10. Liquidation of Tilia Hungary.............................48
     SECTION 12.11. Financing................................................48
     SECTION 12.12. Accounts.................................................48
     SECTION 12.13. Shareholder Approval.....................................48

SECTION 13. INDEMNIFICATION..................................................48
     SECTION 13.1.  Indemnification by the Sellers...........................49
     SECTION 13.2.  Procedures for Indemnification by the Sellers............49
     SECTION 13.3.  Indemnification by the Buyer.............................52
     SECTION 13.4.  Procedures for Indemnification by the Buyer..............53
     SECTION 13.5.  Survival.................................................54
     SECTION 13.6.  Insurance; Limitation on Indemnity.......................54
     SECTION 13.7.  Successors and Assigns...................................55
     SECTION 13.8.  Purchase Price Adjustment................................55
     SECTION 13.9.  Sellers' Representative..................................55
     SECTION 13.10. Sole Remedy..............................................56

SECTION 14. TERMINATION......................................................56
     SECTION 14.1.  Conditions of Termination................................56
     SECTION 14.2.  Fees for Termination.....................................57
     SECTION 14.3.  Effect of Termination....................................57

SECTION 15. PURCHASE PRICE ALLOCATION........................................57

SECTION 16. MISCELLANEOUS....................................................57
     SECTION 16.1.  Successors and Assigns...................................57
     SECTION 16.2.  Governing Law; Jurisdiction..............................58

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     SECTION 16.3.  Expenses.................................................58
     SECTION 16.4.  Broker's and Finder's Fees...............................58
     SECTION 16.5.  Severability.............................................58
     SECTION 16.6.  Notices..................................................58
     SECTION 16.7.  Amendments; Waivers......................................60
     SECTION 16.8.  Public Announcements.....................................60
     SECTION 16.9.  Right of Setoff..........................................60
     SECTION 16.10. Entire Agreement.........................................60
     SECTION 16.11. Parties in Interest......................................60
     SECTION 16.12. Scheduled Disclosures....................................61
     SECTION 16.13. Section and Paragraph Headings...........................61
     SECTION 16.14. Counterparts.............................................61


Exhibits:

Exhibit A      Assignment and Assumption Agreement
Exhibit B-1    Form of Sellers' Escrow Agreement
Exhibit B-2    Form of Long Term Escrow Agreement
Exhibit C-1    List of Persons executing Guarantee Agreement
Exhibit C-2    List of shareholders executing Indemnity Agreement
Exhibit D-1    Form of Short Term Promissory Note
Exhibit D-2    Form of Long Term Promissory Note
Exhibit E      Form of Patent Assignment Agreement
Exhibit F      Form of Trademark Assignment Agreement
Exhibit G      Trademarks
Exhibit H      Form of Domain Name Assignment Agreement
Exhibit I      Form of Non-Competition Agreement
Exhibit J      Persons with Knowledge
Exhibit K      Budgeted Business EBITDA

Index To Schedules:

1-A            Affiliate Transactions
2.4            Assumed Liabilities
2.5            Excluded Liabilities
2.5(v)         Liabilities of Shareholders
25(vii)        Other Excluded Liabilities
3.1            Allowed Distributions
3.3            Payment of Purchase Price Instructions
5.1            Subsidiaries
5.2            Qualification
5.4            No Conflict or Violation
5.5            Consents, Waivers, Authorizations and Approvals
5.7            Material Changes or Events
5.8            Tax Matter Exceptions
5.9            Undisclosed Liabilities

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5.10(a)        Leased Property
5.10(b)        Lease Consents
5.10(c)        Zoning
5.10(d)        Insurance Notices
5.10(e)        Eminent Domain
5.11(c)        Intellectual Property
5.11(d)        Agreements relating to Intellectual Property
5.12           Licenses, Permits and Governmental Approvals
5.13           Exceptions to Compliance with Law
5.14           Litigation
5.15           Assigned Contracts
5.16           Accounts Receivable
5.18(a)        Product Liability
5.19           Product Recalls
5.20           Customers, Suppliers and Competitors
5.21(a)        Employee Benefit Plans
5.21(i)        Maintenance of Plans
5.21(k)        Additional Obligations to Employee
5.21(l)        Sellers' Equity as Part of Employee Benefit Plan
5.22           Labor Matters
5.27           Affiliate Transactions
5.30           Summary of Insurance Policies
6.4            Approvals and Consents
7.1            Operations of Business
7.6            List of persons executing Non-Competition Agreements
8.4            Management
9.1            Listed Employees
12.7           List of persons executing Employment Agreements
12.9           Employment Agreements
15             Allocations

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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT, dated as of March 27, 2002 among Tilia International, Inc., a Cook Islands corporation ("TILIA"), Tilia, Inc., a California corporation ("TILIA U.S.") and Tilia Canada, Inc., a corporation organized under the Canada Business Corporation Act ("TILIA CANADA") (Tilia, Tilia U.S. and Tilia Canada are collectively referred to herein as the "SELLERS", and each individually, a "SELLER"), Alexander Schilling (the "SELLERS' REPRESENTATIVE") and Alltrista Corporation, a Delaware corporation (the "BUYER").

                              W I T N E S S E T H:

         WHEREAS, the Sellers are engaged in the business of contracting for the manufacture and the marketing and sale of vacuum packaging, food preservation and food processing systems for household use, including systems sold under the FOODSAVER brand name; and

         WHEREAS, the Buyer desires to purchase substantially all of the assets of the Sellers' Business (as defined below), and the Sellers desire to sell such assets to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

         SECTION 1. DEFINITIONS.

         As used in this Agreement (including the recitals and Schedules hereto), the following terms shall have the following meanings (such meanings to be applicable equally to both singular and plural forms of the terms defined):

         "ACCOUNTS RECEIVABLE" shall mean all accounts and notes receivable (including without limitation amounts due from vendors whether recorded as accounts receivable or reductions in accounts payable) relating to the Business, other than accounts and notes receivable and unpaid interest thereon by one or more of the Sellers solely from one or more of the Sellers;

         "ACQUIRED LEASES" shall have the meaning set forth in Section 5.10(a) hereof;

         "AFFILIATE" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person;

         "AGREED ALLOCATION" shall have the meaning set forth in Section 15 hereof;

         "ALLOWED DISTRIBUTIONS" shall mean any amount paid by the Sellers for the repurchase of shares from employees, officers, directors, consultants or other service providers,

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pursuant to agreements listed on Schedule 3.1 hereto or pursuant to any other repurchase agreement in form and substance reasonably satisfactory to the Buyer;

         "ARBITRATING ACCOUNTANT" shall have the meaning set forth in Section 3.2(b) hereof;

         "ASSIGNED CONTRACTS" shall mean all leases, subleases, occupancy agreements, contracts, licenses and other agreements, whether written or oral, in respect of the Business, to which any Seller or any Affiliate of any Seller is a party or may be bound or receive benefits or by which the Purchased Property may be affected or receive benefits, including, without limitation, manufacturing and supply orders, distributorship agreements, software licenses and all other agreements primarily used by, pertaining or relating to the Business and all claims arising thereunder at any time, including, without limitation, all third-party representations and warranties that are related to the Purchased Property and any rights of the Sellers under express or implied warranties and licenses received from manufacturers and sellers of the aforesaid items, other than (i) the Howard Street Lease; and (ii) the Infomercial Agreements;

         "ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Bill of Sale, Assignment and Assumption Agreement to be executed at Closing to effect the transfer of the Purchased Property (except to the extent any portion of the Purchased Property is transferred pursuant to a Trademark Assignment Agreement, Patent Assignment Agreement or Domain Name Assignment Agreement) and the assumption of the Assumed Liabilities, in substantially the form attached hereto as EXHIBIT A;

         "ASSUMED LIABILITIES" shall have the meaning set forth in Section 2.4 hereof;

         "AVERAGE ANNUAL BUSINESS EBITDA" shall have the meaning set forth in
Section 3.2(e) hereof;

         "BUSINESS" shall mean the business and operations of the Sellers;

         "BUSINESS DAY" shall mean days other than Saturdays, Sundays and other legal holidays or days on which the principal office of Bank of America is closed;

         "BUSINESS EBITDA" shall have the meaning set forth in Section 3.2(e) hereof;

         "BUSINESS LOCATIONS" shall have the meaning set forth in Section 5.10(a) hereof;

         "BUYER" shall have the meaning set forth in the Preamble hereto;

         "BUYER COMMON STOCK" shall have the meaning set forth in Section 3.2(f) hereof;

         "BUYER EVENTS OF BREACH" shall have the meaning set forth in Section
13.3 hereof;

         "BUYER INDEMNITEES" shall have the meaning set forth in Section 13.1 hereof;

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         "BUYER LOSSES" shall have the meaning set forth in Section 13.1 hereof;

         "BUYER REGISTRATION STATEMENT" shall have the meaning set forth in
Section 3.2(f) hereof;

         "BUYER RIGHTS AGREEMENT" shall mean that certain Rights Agreement, dated as of March 22, 1993, as amended and restated as of May 7, 1999 and as further amended as of July 19, 2001 and December 14, 2001 (the "Agreement"), between the Buyer and EquiServe Trust Company, N.A., a national banking association;

         "BUYER TERMINATION LIABILITIES" shall mean liabilities and obligations of the Sellers, including, without limitation, cash severance obligations and liability for wrongful termination, resulting from the termination of employment with the Sellers of any Listed Employee to whom the Buyer does not make an offer of employment pursuant to Section 9.1 hereof;

         "CAPITAL STOCK" shall mean (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

         "CASH AND CASH EQUIVALENTS" shall mean cash, currency, checks and drafts received, certificates of deposit, notes, commercial paper, checking, deposit and money market accounts, treasury securities and any other cash equivalents of the types described in the December Balance Sheet or otherwise;

         "CASH PAYMENT ELECTION" shall have the meaning set forth in Section 3.2(f) hereof;

         "CLOSING" shall have the meaning set forth in Section 4 hereof;

         "CLOSING DATE" shall have the meaning set forth in Section 4 hereof;

         "CODE" shall mean the Internal Revenue Code of 1986, as amended;

         "CONTINGENT CONSIDERATION" shall have the meaning set forth in Section
3.1 hereof;

         "DECEMBER BALANCE SHEET" shall have the meaning set forth in Section
5.6 hereof;

         "DETERMINATION PERIOD" shall have the meaning set forth in Section 3.2(f) hereof;

         "DISPUTE" shall have the meaning set forth in Section 3.2(a) hereof;

         "DISPUTE NOTICE" shall have the meaning set forth in Section 3.2(a) hereof;

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         "DISPUTE PERIOD" shall have the meaning set forth in Section 3.2(a)
hereof;

         "DOMAIN NAMES" shall have the meaning set forth in Section 5.11(a) hereof;

         "DOMAIN NAME ASSIGNMENT AGREEMENT" shall mean the agreement, substantially in the form attached hereto as EXHIBIT H, pursuant to which the Sellers will, on the Closing Date, sell and assign all of its right, title and interest in and to the Domain Names to the Buyer;

         "EARN-OUT PERIOD" shall have the meaning set forth in Section 3.2(a) hereof;

         "EARN-OUT STATEMENT" shall have the meaning set forth in Section 3.2(a) hereof;

         "EMPLOYEE BENEFIT PLAN" means an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is required by the context in which the term is used;

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in Section 3(2) of ERISA and shall include comparable arrangements offered to Employees outside of the United States;

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in Section 3(1) of ERISA and shall include comparable arrangements offered to Employees outside of the United States;

         "EMPLOYEES" means each individual who, on the applicable date, performs services as an employee primarily for any of the Sellers (including such persons who are on an approved leave of absence, vacation, short-term disability or otherwise treated as an active employee of the Sellers);

         "EMPLOYMENT AGREEMENTS" means the employment agreements to be entered into between the Buyer and each of the persons listed on Schedule 12.7 of this Agreement;

         "ENVIRONMENTAL LAWS" shall have the meaning set forth in Section 5.26 hereof;

         "EQUIPMENT AND MACHINERY" shall mean (i) all the equipment, machinery, furniture, fixtures and improvements owned by the Sellers and Affiliates of the Sellers used in connection with the Business, wherever located (including, without limitation, all such items reflected on the December Balance Sheet with additions thereto, net of dispositions of obsolete items, in the ordinary course of business), (ii) all the replacements for any of the foregoing owned by the Sellers and Affiliates of the Sellers, (iii) any rights of the Sellers and Affiliates of the Sellers under express or implied warranties and licenses received from manufacturers and sellers of the aforesaid items and (iv) any related claims, credits, rights of recovery and set-off with respect thereto;

         "ERISA" shall mean Employee Retirement Income Security Act of 1974, as amended;

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         "ERISA AFFILIATE" shall have the meaning set forth in Section 5.21(a)
hereof;

         "ESCROW AGENT" shall have the meaning set forth in the Escrow
Agreement;

         "ESCROW AGREEMENTS" shall mean, together, the Sellers' Escrow Agreement and the Long Term Escrow Agreement;

         "ESCROWED AMOUNT" shall have the meaning set forth in Section 3.1 hereof;

         "EXCLUDED EXPENSES" shall mean the following expenses: (i) expenses associated with any new ventures by the division outside of the operations of the Business which are proposed by the Buyer and are in excess of $750,000 for any Earn-Out Period, provided, however, that Business EBITDA shall include any income generated from such ventures; (ii) the Buyer's and any of its Affiliates' general corporate overhead and administrative expenses, other than those directly related to the division operating the Business; (iii) nonrecurring business activities, not expected to generate revenues in subsequent fiscal periods, mutually approved by the Sellers' Representative and Buyer as nonrecurring expenses and agreed upon in writing as appropriate exclusions; (iv) any compensation expenses relating to the issuance, conversion, cancellation and payments with respect to options or stock; (v) direct and indirect costs (including time and travel expenses) incurred by the division operating the Business in working with Buyer's corporate office on matters not directly pertaining to the Business, and (vi) other expenses allocated to the division operating the Business agreed to by the Buyer and the Sellers' Representative.

         "EXCLUDED LIABILITIES" shall have the meaning set forth in Section 2.5 hereof;

         "FAMILY MEMBER" shall mean with respect to any individual any member of such individual's "immediate family" as such term is defined in Rule 16a-1(e) under the Securities Exchange Act of 1934, as amended;

         "FILES AND RECORDS" shall mean all files and records, whether in hard copy or magnetic or other format, of the Sellers specifically relating to the Business or the Purchased Property or of any Affiliate of any of the Sellers used in the Business, including, without limitation, the following types of files and records specifically relating to or used in the Business: customer and supplier files, equipment maintenance records, equipment warranty information, manufacturer specifications and drawings and customer specifications and all files relating to Hired Employees, correspondence with federal, state and local governmental agencies relating to the operation of the Business, all telephone numbers, fax numbers, Internet addresses and similar numbers or addresses, leases, correspondence and lease files and specifically excluding any corporate income tax returns, corporate books and records including, without limitation, shareholder and director consents and minutes;

         "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 5.6 hereof;

         "FINANCING MATTERS" shall have the meaning set forth in Section 7.16 hereof;

         "GAAP" shall mean United States generally accepted accounting principles as in effect on the date on which the document or calculation to which it refers relates, applied on a

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

consistent basis throughout the periods covered thereby; provided, however, for
Section 3.2 "GAAP" shall mean United States generally accepted accounting principles as in effect on the date hereof;

         "GOVERNMENT" shall mean any agency, division, subdivision, audit group or procuring office of the Government of the United States, any state of the United States or any foreign government, including the employees or agents thereof;

         "GUARANTEE AGREEMENT" shall mean the guarantee agreement executed by the Person listed on EXHIBIT C-1 and appended hereto;

         "HAZARDOUS MATERIALS" shall have the meaning set forth in Section 5.26 hereof;

         "HIRED EMPLOYEES" shall have the meaning set forth in Section 9.1 hereof;

         "HOWARD STREET LEASE" shall mean the Office Lease dated March 12, 1994 by and between Invesmaster Corporation and Tilia U.S. for the property located at 568 Howard Street, San Francisco and the Office Lease Extension dated April 1, 1997 with respect thereto and the related Basic Lease Information for the 2nd floor premises for the term of April 1, 1998 through July 1, 2002, Basic Lease Information for the 3rd floor premises for the term of August 1, 1998 through July 31, 2002 and Basic Lease Information for the Basement for the term of June 15, 2000 through July 31, 2002;

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

         "HSR FEE" means the fee paid by the Buyer in connection with any filing under the HSR Act in connection with the transaction contemplated by this Agreement;

         "INDEMNITY AGREEMENTS" shall mean the indemnity agreements to be executed by the shareholders listed on EXHIBIT C-2 and appended hereto;

         "INFOMERCIAL AGREEMENTS" shall mean the infomercial agreements related to the FOODSAVER product as set forth on Schedule 2.5 hereto;

         "INTANGIBLE PROPERTY" shall mean all intangible personal property rights of the Sellers in connection with the Business or of any Affiliate of the Sellers used in the Business, including, without limitation, all rights on the part of the Sellers and Affiliates of the Sellers to proceeds of any insurance policies held by the Sellers and all claims on the part of the Sellers and Affiliates of the Sellers for recoupment, reimbursement and coverage under any insurance policies held by the Sellers, in each case in connection with the Business and all goodwill of the Sellers and Affiliates of the Sellers in connection with the Business;

         "INTELLECTUAL PROPERTY" shall have the meaning set forth in Section
5.11 hereof;

         "INVENTORY" shall mean (i) all the finished goods, raw materials, work in progress and inventoriable supplies relating to the Business (including, without limitation, all such items as reflected in the December Balance Sheet with additions thereto and subtractions therefrom in

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the ordinary course of business) specifically for use in the operations of the
Business and (ii) any and all rights to the warranties received from suppliers of the Business with respect to the foregoing and any and all related claims, credits, rights of recovery and set-off with respect thereto;

         "KNOWLEDGE OF THE SELLERS" shall mean, with respect to any matter, the actual knowledge of any of the persons listed on EXHIBIT J;

         "LIEN" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due and payable; (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the uses of real property if the same do not impair the use of such property in the Business as currently conducted; (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due; (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable laws or other social security regulations and
(v) statutory common law liens in favor of carriers, warehousemen, mechanics, materialmen, and subcontractors statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due; and in the case all such liens and other matters described in clauses (i) - (v), which have been incurred in the ordinary course of business and which are not individually, or in the aggregate, material to the Business.

         "LISTED EMPLOYEE" shall have the meaning set forth in Section 9.1 hereof;

         "LISTED INTELLECTUAL PROPERTY" shall have the meaning set forth in
Section 5.11(c) hereof;

         "LONG TERM ESCROW AGREEMENT" shall mean the escrow agreement substantially in the form attached hereto as EXHIBIT B-2, to be entered into by Tilia, the Buyer, the Sellers' Representative and either Bank of New York or JP Morgan/Chase, as mutually agreed;

         "LONG TERM ESCROWED AMOUNT" shall have the meaning set forth in Section 3.1(a)(ii) hereof;

         "LONG TERM NOTE" shall mean that certain promissory note to be executed by the Buyer in favor of Tilia, substantially in the form of EXHIBIT D-2 hereto;

         "MULTIEMPLOYER PLAN" shall have the meaning set forth in Section 5.21(b) hereof;

         "NET INCOME" shall mean, for any period, net income as determined in accordance with GAAP in a manner consistent with the Sellers' past practices as reflected in the Financial Statements;

         "NON-COMPETITION AGREEMENTS" means the non-competition agreements, substantially in the form attached hereto as EXHIBIT I, between the Buyer and the persons listed on Schedule 7.6 of this Agreement;

         "NOTES" shall mean, together, the Short Term Note and Long Term Note;

         "OBSOLETE INVENTORY" shall have the meaning set forth in Section 5.17 hereof;

         "OCCURRENCE" shall have the meaning set forth in Section 5.18(b) hereof;

         "PATENT ASSIGNMENT AGREEMENT" means the agreement, substantially in the form attached hereto as EXHIBIT E, pursuant to which the Sellers will, on the Closing Date, sell and assign all of their right, title and interest in and to the Patents to the Buyer;

         "PATENTS" shall have the meaning set forth in Section 5.11(a) hereof;

         "PERMITS" shall have the meaning set forth in Section 5.12 hereof;

         "PERSON" shall mean and include any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, any other unincorporated organization or Government;

         "PREFERRED STOCK" shall have the meaning set forth in Section 6.5(b) hereof;

         "PROCEEDING" shall have the meaning set forth in Section 13.2 hereof;

         "PRODUCT" shall have the meaning set forth in Section 5.18(a) hereof;

         "PURCHASE PRICE" shall have the meaning set forth in Section 3.1 hereof;

         "PURCHASED PROPERTY" means:

              (i) the Inventory;

              (ii) the Equipment and Machinery;

              (iii) the Assigned Contracts;

              (iv) the Accounts Receivable;

              (v) Cash and Cash Equivalents, excluding (i) any Cash and Cash Equivalents received by the Sellers pursuant to Section 3 hereof, (ii) any Cash received by the Sellers pursuant to the exercise of any options to purchase shares of common stock of Tilia after February 1, 2002, and (iii) an amount of Cash equal to the remaining rent owed in respect of the Howard Street Lease;

              (vi) the Intellectual Property;

              (vii) the Files and Records;

              (viii) the Permits;

              (ix) any prepaid expenses with respect to the Purchased Property or the Business; and

              (x) the Intangible Property.

         Purchased Property shall not include (i) any deferred tax assets or refunds with respect to Taxes not reflected on the Financial Statements or that constitute Excluded Liabilities; (ii) shares of capital stock of Tilia US and Tilia Canada; (iii) any distributions of Purchase Price proceeds; (iv) assets not enumerated in items (i) through (x) above; (v) any rights under this Agreement or under any other agreement between Sellers and Buyer entered into on or after the Closing Date; (vi) the bank account held at BNP Paribas located in Hong Kong, which immediately prior to the Closing shall have a Cash balance of no more than $100; (vii) the bank account held at Union Bank of California located in California, which immediately prior to the Closing shall have a Cash balance of no more than $100; and (viii) the bank account held at CIBC Oppenheimer located in Canada, which immediately prior to the Closing shall have a Cash balance of no more than $100.

         "RESTRICTED PAYMENTS" shall mean:

         (a) any payment by any Seller in connection with a transaction described in Section 5.27 hereof, except such transactions as are pursuant to written contracts that existed on December 31, 2001 and that are listed on
Schedule 1-A hereto; or

         (b) any (i) dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Seller, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any Seller), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of any Seller, now or hereafter outstanding (other than dividends or distributions payable in Capital Stock of the applicable Seller),
(ii) redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Seller, now or hereafter outstanding, or (iii) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Seller, now or hereafter outstanding. Notwithstanding the foregoing, any payments made by one or more of the Sellers solely to one or more of the Sellers shall not be deemed Restricted Payments;

         "RESTRICTED PERIOD" shall have the meaning set forth in Section 7.7(a) hereof;

         "SEC" shall have the meaning set forth in Section 3.2(f) hereof;

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended;

         "SELLER" and "SELLERS" shall have the meanings set forth in the Preamble hereto. References to the "Sellers" shall mean all of the Sellers together or any one or more of them alone or as a group;

         "SELLER EMPLOYEE BENEFIT PLANS" shall have the meaning set forth in
Section 5.21(a) hereof;

         "SELLER INDEMNITEES" shall have the meaning set forth in Section 13.3 hereof;

         "SELLER LOSSES" shall have the meaning set forth in Section 13.3 hereof;

         "SELLER PENSION PLANS" shall have the meaning set forth in Section 5.21(a) hereof;

         "SELLERS' EMPLOYMENT LIABILITIES" shall have the meaning set forth in
Section 9.2 hereof;

         "SELLERS' ESCROW AGREEMENT" shall mean the escrow agreement substantially in the form attached hereto as EXHIBIT B-1, to be entered into by the parties hereto and either Bank of New York or JP Morgan/Chase, as mutually agreed;

         "SELLERS' ESCROWED AMOUNT" shall have the meaning set forth in Section 3.2(a)(ii) hereof;

         "SELLERS' EVENTS OF BREACH" shall have the meaning set forth in Section
13.1 hereof;

         "SELLERS' REPRESENTATIVE" shall have the meaning set forth in the Preamble hereto;

         "SENIOR CREDIT FACILITY" means that certain Credit Agreement, to be entered into in April 2002, by and among the Buyer, Bank of America, N.A., as administrative agent, Banc of America Securities LLC, as co-lead arranger, and CIBC World Markets Corp., as co-lead arranger, providing for $50.0 million of term loan borrowings and up to $50.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, amended and restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time.

         "SHARES" shall have the meaning set forth in Section 5.28 hereof;

         "SHAREHOLDER EXPENSES" shall mean any fees, costs or expenses paid by any Seller after December 31, 2001, in connection with legal, accounting, investment banking or any other services rendered in connection with the transactions contemplated by the Transaction Documents;

         "SHORT TERM NOTE" shall mean that certain promissory note to be executed by the Buyer in favor of the Seller, substantially in the form of EXHIBIT D-1 hereto;

         "STOCK PAYMENT ELECTION" shall have the meaning set forth in Section 3.2(f) hereof.

         "SUBSIDIARY" shall mean any corporation or other legal entity of which a Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

         "TAXES" shall mean (i) all federal, state, local or foreign taxes, including, but not limited to, income, gross income, gross receipts, capital, production, excise, employment, sales, use, transfer, transfer gain, ad valorem, premium, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker's compensation, payroll, utility, windfall profit, custom duties, personal property, real property, environmental, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, (ii) any interest, penalties or additions thereto whether disputed or not, and (iii) any tax liabilities of another party related thereto by operation of Treas. Reg. ss. 1.1502-6 (or similar provision of state, local or foreign law) or by contract;

         "TAX RETURNS" shall mean any return, report, information return or other document (including any schedule or attachment thereto, and including any amendment thereof) filed or required to be filed with any governmental body in connection with the determination, assessment, collection or administration of any Taxes;

         "TILIA" shall have the meaning set forth in the Preamble hereto;

         "TILIA CANADA" shall have the meaning set forth in the Preamble hereto;

         "TILIA HUNGARY" shall mean Tilia Hungary Business Services Limited, a limited liability company organized under the laws of Hungary;

         "TILIA TRUST" shall mean Tilia Trust Reg., a trust organized under the laws of Liechtenstein;

         "TILIA U.S." shall have the meaning set forth in the Preamble hereto;

         "TRADEMARK ASSIGNMENT AGREEMENT" means the agreement, substantially in the form attached hereto as EXHIBIT F, pursuant to which the Sellers will, on the Closing Date, sell and assign all of its right, title and interest in and to the Trademarks to the Buyer;

         "TRADEMARKS" means the trademarks and service marks (registered or unregistered) and trade names listed on EXHIBIT G attached hereto;

         "TRANSACTION DOCUMENTS" shall mean this Agreement, the Trademark Assignment Agreement, the Patent Assignment Agreement, the Domain Name Assignment Agreement, the Assignment and Assumption Agreement, the Notes, the Escrow Agreements, the Guarantee Agreement, the Indemnity Agreements, the Non-Competition Agreements, the exhibits and schedules hereto, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing;

         "TRANSFER TAXES" shall have the meaning set forth in Section 16.3 hereof;

         "WARN" shall have the meaning set forth in Section 5.21(m) hereof; and

         "XEME" shall mean Xeme Capital Corporation, a Cook Islands entity;

         SECTION 2. PURCHASE AND SALE OF THE PURCHASED PROPERTY.

         SECTION 2.1. Transfer of Assets.

         Upon the terms and subject to the conditions herein set forth, the Sellers shall sell, convey, transfer, assign and deliver to the Buyer and/or its designated Affiliates, free and clear of any Liens (other than any Liens constituting a part of the Assumed Liabilities), and the Buyer and/or its designated Affiliates shall purchase and accept from the Sellers, on the Closing Date, all of Sellers' and Affiliates of Sellers' right, title and interest in and to the Purchased Property.

         SECTION 2.2. Sale at Closing Date. The sale, transfer, assignment and delivery by the Sellers of the Purchased Property to the Buyer, as herein provided, shall be effected on the Closing Date by the Assignment and Assumption Agreement, the Trademark Assignment Agreement, the Patent Assignment Agreement, the Domain Name Assignment Agreement and any other deeds, bills of sale, endorsements, assignments and other instruments of transfer and conveyance as counsel for the Buyer may reasonably require.

         SECTION 2.3. Subsequent Documentation. The Sellers shall, at any time and from time to time after the Closing Date, upon the request of the Buyer and at the expense of the Sellers, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further deeds, assignments, consents, transfers and conveyances as may be required for the better assigning, transferring, granting, conveying and confirming to the Buyer or its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Purchased Property. The Sellers hereby constitute and appoint, effective as of the Closing Date, the Buyer, its successors and assigns as the true and lawful attorney of all of the Sellers with full power of substitution in the name of the Buyer or in the name of any of the Sellers but for the benefit of the Buyer (a) to collect for the account of the Buyer all Accounts Receivable and any other item of Purchased Property and (b) to institute and prosecute all proceedings which the Buyer may in its discretion deem proper in order to collect the Accounts Receivable or to assert or enforce any right, title or interest in, to or under the Purchased Property and to defend or compromise (subject to Section 13 hereof, if applicable) any and all actions, suits or proceedings in respect of any of the Purchased Property. The Sellers agree to hold in trust for the account of the Buyer all Accounts Receivable received by Sellers on or after the Closing Date and further agree to promptly deliver such Accounts Receivable to the Buyer. The Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

         SECTION 2.4. Assumed Liabilities.

         Upon the terms and subject to the conditions set forth in this Agreement, from and after the Closing, the Buyer will assume and pay, perform, discharge and be responsible for the following obligations and liabilities of the Sellers: (a) the obligations and liabilities of the Sellers in connection with or arising from the Assigned Contracts (excluding breaches thereof prior to the Closing Date); (b) the obligations and liabilities of the Sellers reflected on the December Balance Sheet or incurred by the Sellers in connection with the Business in the ordinary course of business consistent with past practice since December 31, 2001; and (c) the obligations and liabilities set forth on Schedule 2.4 hereto (collectively, the "ASSUMED LIABILITIES"). The Buyer shall, at any time and from time to time after the Closing Date, upon the request of the Sellers and at the expense of the Sellers, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further assignment, transfer, assumption, endorsement, direction or authorization and other documents as may be reasonably required for the assumption of the Assumed Liabilities from the Sellers.

         SECTION 2.5. Excluded Liabilities. Notwithstanding the provisions of
Section 2.4, any other provision of this Agreement or any schedule or exhibit hereto and regardless of any disclosure to the Buyer, the Buyer shall not assume any liabilities, obligations or commitments (i) relating to or arising out of the operation of the Business or the ownership or leasing of the Purchased Property prior to or on the Closing Date other than the Assumed Liabilities or
(ii) enumerated in the second sentence of this Section 2.5 (such unassumed liabilities, the "EXCLUDED LIABILITIES"). Excluded Liabilities shall include without limitation: (i) any liabilities for (a) Taxes relating to or arising out of the Business accruing prior to or on the Closing Date (including, without limitation, accrued sales taxes), (b) Taxes retained by the Sellers pursuant to this Agreement, (c) one-half of the Transfer Taxes, and (d) Taxes of any Seller or any other Person, whether pursuant to an agreement, by operation of Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local, or foreign law), transferee or successor liability, or otherwise, (ii) accounts payable and unpaid interest thereon by one or more of the Sellers to one or more of the Sellers, (iii) any liabilities arising under Environmental Laws attributable to or incurred as a result of any acts, omissions, or conditions first occurring or in existence as of or prior to the Closing Date, including, but not limited to, liabilities for the release, handling, discharge treatment, storage, disposal, or presence of Hazardous Materials, (iv) except for the Buyer Termination Liabilities, any liabilities relating to (A) the Employees or Employees previously employed by the Sellers or (B) any Employee Benefit Plans maintained by the Sellers or any Affiliate of the Sellers or covering the Employees, (v) any liabilities to shareholders of the Sellers and Affiliates of the Sellers other than pursuant to agreements listed on Schedule 2.5(v) hereof, (vi) any fees, costs or expenses incurred by the Sellers or by any shareholder or any Affiliates of the Sellers in connection with legal, accounting, investment banking or any other services rendered in connection with the transactions contemplated by the Transaction Documents, and (vii) any liabilities listed on
Schedule 2.5(vii) hereof.

         SECTION 3. PURCHASE PRICE.

         SECTION 3.1. Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the Sellers contained herein, the purchase price (the "PURCHASE PRICE") for the sale and transfer of the Purchased Property to be delivered at Closing, by the Buyer to the Sellers shall consist of:

         (a) an aggregate amount equal to the sum of the following:

              (i) One hundred and Thirty Five Million dollars ($135,000,000) in cash to the Sellers, less (A) any Allowed Distributions, (B) payments made or to be made pursuant to the non-competition agreements entered into pursuant to Section 7.6(b) hereof, (C) one-half of the HSR Fee, and (D) any Shareholder Expenses (the "CASH PURCHASE PRICE");

              (ii) Ten Million Dollars ($10,000,000) in cash (the "ESCROWED AMOUNT"), Five Million Dollars ($5,000,000) of which shall be held in escrow until March 31, 2003 (the "SELLERS' ESCROWED AMOUNT") pursuant to the Sellers' Escrow Agreement and Five Million Dollars ($5,000,000) of which shall be held in escrow until June 30, 2005 (the "LONG TERM ESCROWED AMOUNT") pursuant to the Long Term Escrow Agreement to provide a fund, but not an exclusive means for, the payment of any successful indemnification claims against Sellers pursuant to Section 13.1 hereof;

              (iii) subject to applicable tax withholding requirements, Ten Million dollars ($10,000,000) in the form of the Short Term Note payable to the Sellers; provided, that such Short Term Note shall be offset by the amount that is the difference between $750,000 and the actual credit received by the Buyer on or prior to December 31, 2002, from the supplier in connection with the inventory described on Schedule 5.7 hereto; notwithstanding the foregoing, Buyer will notify Sellers' Representative at least ten (10) days prior to any withholding of applicable taxes;

              (iv) subject to applicable tax withholding requirements, Five Million dollars ($5,000,000) in the form of the Long Term Note payable to Tilia; notwithstanding the foregoing, Buyer will notify Sellers' Representative at least ten (10) days prior to any withholding of applicable taxes;

              (v) subject to applicable tax withholding requirements, the right to receive the Contingent Consideration, on the terms set forth in Section
    3.2 hereof (the "CONTINGENT CONSIDERATION"); and

         (b) the assumption by the Buyer of the Assumed Liabilities.

         SECTION 3.2. Contingent Consideration.

         (a) As soon as practicable, but in any event no later than 90 days following each of December 31, 2002, 2003, and 2004, the Buyer (i) shall prepare in accordance with GAAP, applied on a basis consistent with the Financial Statements, a statement derived from the audited financial statements of the Buyer (the "EARN-OUT STATEMENT") of the Business EBITDA (as defined below) for each such full fiscal year (such one-year periods each being an "EARN-OUT PERIOD"), and (ii) shall deliver each Earn-Out Statement to the Sellers' Representative. The Buyer shall, and shall cause the Buyer's accountant, to provide access to the Sellers' Representative and the Sellers' accountant any and all work papers used in the preparation of the Earn-Out Statements. The Sellers' Representative shall have forty-five (45) days after receipt of any Earn-Out Statement (except for the Final Earn-Out Statement) ("PRELIMINARY DISPUTE PERIOD") to dispute any or all amounts or elements of such Earn-Out Statement ("PRELIMINARY DISPUTE"). The Sellers' Representative shall provide to the Buyer, prior to the end of the

Preliminary Dispute Period, written notice of the Preliminary Dispute (a "PRELIMINARY DISPUTE NOTICE"), setting forth in reasonable detail the amounts and elements with which it disagrees. If the Sellers' Representative does not deliver a Preliminary Dispute Notice to the Buyer prior to the end of each Preliminary Dispute Period, the Earn-Out Statement for such Earn-Out Period shall be final and binding upon the Sellers in the form in which it was delivered to the Sellers' Representative and no amounts in such Earn-Out Statement may be disputed by the Sellers in the Final Dispute Notice. The Sellers' Representative shall have forty-five (45) days after receipt of the Earn-Out Statement prepared for the fiscal year ended December 31, 2004 (the "FINAL EARN-OUT STATEMENT") (such period, the "FINAL DISPUTE PERIOD") to dispute any or all amounts or elements of the Final Earn-Out Statement and the items set forth in a Preliminary Dispute Notice with respect to any Preliminary Dispute Periods (a "DISPUTE"), but no Dispute can be based on the proper application of accounting policies and practices that are in accordance with GAAP and are applied on a basis consistent with the Financial Statements. If the Sellers' Representative determines to pursue a Dispute, the Sellers' Representative shall provide to the Buyer, prior to the end of the Final Dispute Period, written notice of the Dispute (a "DISPUTE NOTICE"), setting forth in reasonable detail the amounts and elements with which it disagrees, and any Dispute by the Sellers' Representative shall be limited to the matters included by the Sellers' Representative in the Dispute Notice and any Preliminary Dispute Notice previously delivered to the Buyer. If the Sellers' Representative does not deliver a Dispute Notice to Buyer prior to the end of the Final Dispute Period, the Final Earn-Out Statement shall be final and binding upon the Sellers in the form in which it was delivered to the Sellers' Representative.

         (b) If the Sellers' Representative shall have delivered to the Buyer a Dispute Notice prior to the end of the Dispute Period, the Sellers' Representative and the Buyer shall attempt to resolve the Dispute and agree in writing upon the final content of the Final Earn-Out Statement within fifteen
(15) days following delivery by the Sellers' Representative of the Dispute Notice to the Buyer. If the Sellers' Representative and the Buyer are unable to resolve the Dispute within such fifteen (15) day period, then the Sellers' Representative and the Buyer shall submit the Dispute for resolution to an independent certified public accounting firm of recognized international standing, mutually acceptable to the Sellers' Representative and the Buyer (the "ARBITRATING ACCOUNTANT"), for review and resolution of any and all matters that remain in dispute and that were properly included in the Dispute Notice. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents and facilities necessary to perform its functions as arbitrator. The Arbitrating Accountant's function shall be to resolve the matters in Dispute in accordance with the terms and provisions of this Section
3.2 and to revise the Final Earn-Out Statement (if required) in order to conform with its resolution of the Dispute. In rendering its decision, the Arbitrating Accountant shall, in its sole discretion, apportion its fees and expenses in connection with the Dispute, based on its views as to the relative merits of the positions of each party in the Dispute; provided, however, that the Sellers' Representative shall advance half, and the Buyer shall advance the other half, of any retainer fee or deposit required by the Arbitrating Accountant in advance of a final resolution, subject to reapportionment by the Arbitrating Accountant of its fees and expenses as aforesaid. All determinations of the Arbitrating Accountant, including any revisions made to the Final Earn-Out Statement and the Arbitrating Accountant's apportionment of expenses as between the Sellers' Representative and the Buyer, shall be final and binding on the parties hereto, and neither the Sellers' Representative nor the Buyer shall have the right to appeal such determinations.

         (c) The Sellers' Representative and the Buyer agree to cooperate fully and expeditiously with the Arbitrating Accountant in order to facilitate the receipt of the final determinations of the Arbitrating Accountant within thirty
(30) days following submission of a Dispute to the Arbitrating Accountant.

         (d) No later than five (5) Business Days following the final determination of the Final Earn-Out Statement (whether as a result of a failure by the Sellers' Representative to timely deliver a Dispute Notice, agreement by the Sellers' Representative and the Buyer of the final content of the Final Earn-Out Statement or the determination of the Arbitrating Accountant), the Buyer shall pay to Tilia or its assigns or designees in cash or in registered stock of the Buyer (in the same proportions as the Cash Purchase Price was paid to the Sellers, unless the Buyer has been notified by all the Sellers of a different arrangement prior to January 1, 2005, the following amount (subject to any applicable withholding requirements) if any, in respect of the Contingent
Consideration:

              (i) If the Average Annual Business EBITDA (as defined below) is less than $40,000,000, no amount shall be required to be paid;

              (ii) If the Average Annual Business EBITDA is equal to or greater than $46,000,000, the sum of $25,000,000; and

              (iii) If the Average Annual Business EBITDA is equal to or greater than $40,000,000 but less than $46,000,000, an amount equal to (A) $10,000,000 plus (B) (x) the excess of Average Annual Business EBITDA over $40,000,000 multiplied by (y) 15.0 and divided by (z) 6.0.

The parties acknowledge and agree that the right to receive the Contingent Consideration represents additional consideration and not a royalty payment. Further, the parties agree to file Tax Returns that are consistent with this characterization. Notwithstanding the foregoing, Buyer agrees to notify Sellers' Representative at least ten (10) days prior to any withholding.

         (e) For purposes of Section 3.2, the following terms shall have the following meanings:

              (i) "BUSINESS EBITDA" shall mean, for each full fiscal year in the Earn-Out Period, the Net Income of the Business (without deducting any legal, accounting, investment banking and other expenses in connection with the Transaction Documents and the transactions contemplated thereby, including Transfer Taxes and any payments made pursuant to the Buyer Termination Liabilities) plus an amount which, in the determination of Net Income for each such fiscal year, has been deducted for (i) interest expense for such fiscal year, (ii) total federal, state, foreign or other income taxes for such fiscal year, (iii) depreciation and amortization expense for such fiscal year, and (iv) Excluded Expenses. For the period of the fiscal year ending December 31, 2002 prior to the Closing Date, Business EBITDA shall refer to the operations of the Sellers as conducted for such period and shall be pro forma, in accordance with GAAP, to reflect such operations as though the Closing Date had occurred on December 31, 2001 (without deducting any legal, accounting, investment banking and other expenses in connection with the Transaction Documents and the transactions contemplated thereby).

              (ii) "AVERAGE ANNUAL BUSINESS EBITDA" shall mean (x) the sum of the Business EBITDA for each of the three full fiscal years ending December 31, 2002, 2003 and 2004 divided by (y) 3.0.

         (f) At the time of delivery of the Final Earn-Out Statement to the Sellers' Representative, the Buyer shall provide to the Sellers' Representative a written statement electing, in its sole discretion, subject to the limitations set forth in the last two sentences of this Section 3.2(f), to pay the Contingent Consideration, if any, either in cash ("CASH PAYMENT ELECTION") or in shares of the common stock, par value $.01 per share, of the Buyer ("BUYER COMMON STOCK") the transfer of which to Tilia or its assigns or designees has been registered under the Securities Act ("STOCK PAYMENT ELECTION"); provided, however, subject to the last sentence of this Section 3.2(f), the Buyer shall only be entitled to make a Stock Payment Election if (A) the average closing price per share of Buyer Common Stock on the New York Stock Exchange for the ten
(10) consecutive trading days ending on the second trading day prior to the date of payment (the "MEASURED PERIOD") is at least $5.00 per share ("Price Per Share"); and (B) the product obtained by multiplying the average trading volume for the Measured Period by the Price Per Share is at least $250,000. If a Stock Payment Election is made by the Buyer, the number of shares of Buyer Common Stock to be delivered to Tilia or its assigns or designees pursuant to this
Section 3.2 shall be calculated on the basis of the average closing price of the Buyer Common Stock for the ten (10) consecutive trading days prior to the five day period immediately preceding the date of delivery of the Buyer Common Stock to Tilia or its assigns or designees (such 10 day period, the "DETERMINATION PERIOD"). Notwithstanding anything in this Section 3.2 to the contrary and except for the last sentence of this Section 3.2(f), if the Buyer makes a Stock Payment Election, (i) the Buyer shall be entitled to deliver the Contingent Consideration to the Sellers promptly following effectiveness of its registration statement under the Securities Act in respect of the transfer of the Buyer Common Stock to the Sellers (the "BUYER REGISTRATION STATEMENT"), provided that such registration statement has been filed with the United States Securities and Exchange Commission (the "SEC") more than thirty (30) days prior to the time payment of the Contingent Consideration otherwise was due pursuant to Section 3.2(d) and provided further that the Buyer uses its best efforts to cause such registration statement to be declared effective as promptly as practicable, and if such registration statement is not declared effective at or prior to the sixtieth (60th) day following the time payment of the Contingent Consideration is due pursuant to Section 3.2(d), then the Buyer shall pay the Contingent Consideration in cash, and (ii) the Buyer shall be entitled to change a Stock Payment Election to a Cash Payment Election at any time in its sole discretion, provided that, if the Buyer so changes its election, it shall pay the Contingent Consideration no later than the second Business Day following delivery of notice of such change, and (iii) if the Buyer withdraws the Buyer Registration Statement, the Buyer shall pay the Contingent Consideration no later than the second Business Day following such withdrawal. Notwithstanding the provisions of the preceding sentence, the Cash Payment Election may only be exercised if (A) both before and after the Contingent Consideration would be paid by the Cash Payment Election, the Buyer is in pro forma compliance with the Senior Credit Facility, and (B) after the Contingent Consideration is paid by the Cash Payment Election, the Buyer would have availability under the revolving credit portion of the Senior Credit Facility of not less than $20,000,000. If the Buyer makes a

Cash Payment Election or is otherwise required to pay the Contingent Consideration in cash and is unable to pay the Contingent Consideration in cash because of its failure to satisfy the conditions in the preceding sentence relating to the Senior Credit Facility, then the Buyer and the Sellers agree that the Buyer shall, to the extent permitted, pay to the Sellers the Contingent Consideration in cash, and shall pay the balance of any amounts due to the Sellers pursuant to Section 3.2(d) in registered Buyer Common Stock, notwithstanding the proviso set forth in the first sentence of this Section 3.2(f).

         (g) The Sellers agree that neither they nor any of their Affiliates shall acquire or dispose of any Buyer Common Stock at any time commencing ninety
(90) days prior to the commencement of the Determination Period and ending on the day following the Determination Period. The Sellers further agree that prior to June 30, 2005 they shall (i) cause all shares of Buyer Common Stock beneficially owned by them to be represented, in person or by proxy, at all meetings of Buyer's stockholders so that such shares of Buyer Common Stock may be counted for the purpose of determining the presence of a quorum at all such meetings, (ii) vote at any such meeting all shares of Buyer Common Stock beneficially owned by them in the same proportion as the votes cast (whether for, against or abstaining) by all other holders of Buyer Common Stock and (iii) not participate in, solicit or encourage any solicitation of proxies or consents with respect to any matter to be voted upon or consented to (or any matter sought to be voted upon or consented to) by the holders of the Buyer Common Stock except for a solicitation of proxies or consents in conformity with the recommendation to the holders of Buyer Common Stock of the board of directors of Buyer.

         (h) If a Stock Payment Election is made by the Buyer pursuant to
Section 3.2(f) above, the Buyer shall, prior to the issuance of any Buyer Common Stock in connection with such Stock Payment Election, take such steps, if any, as are necessary to ensure that the acquisition of such Buyer Common Stock by the Sellers will not cause the Sellers or their Affiliates to become an "Acquiring Person" under the Buyer Rights Agreement.

         SECTION 3.3. Payment of Purchase Price. On the Closing Date, the Buyer shall deliver the Purchase Price in accordance with the instructions set forth on Schedule 3.3 hereto.

         SECTION 4. CLOSING. The closing of the sale and purchase of the Purchased Property (the "CLOSING") shall take place at the offices of Willkie Farr & Gallagher at 787 Seventh Avenue, New York, New York 10019-6099 or Morrison & Foerster LLP at 755 Page Mill Road, Palo Alto, California 94304 at 10:00 a.m., Pacific Standard Time on a date two (2) Business Days after the conditions in Section 11 and Section 12 have been met or waived, or at such other place and time as may be mutually agreed to by the parties hereto (the "CLOSING DATE").

         SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Except as set forth on the Sellers Disclosure Schedule (the "Disclosure Schedule") attached to this Agreement (the parts of which are numbered to correspond to the individual Section numbers of this Section 5), the Sellers hereby represent and warrant, jointly and severally, to the Buyer as follows:

         SECTION 5.1. Corporate Organization; Subsidiaries. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Copies of the organizational documents of each of the Sellers, with all amendments thereto to the date hereof, have been furnished to the Buyer or its representatives, and such copies are accurate and complete as of the date hereof. Except as described in Schedule
5.1 of the Disclosure Schedule, none of the Sellers have any Subsidiaries and none of the Sellers is a partner in any partnership or member in any limited liability company.

         SECTION 5.2. Qualification to Do Business. Each of the Sellers has the requisite corporate power and authority and all necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on the Business as it is now being conducted, and is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except any such jurisdiction where the failure to be so qualified and in good standing would not have a material adverse effect on the business, financial condition or results of operations of the Business as currently conducted and taken as a whole. Schedule 5.2 of the Disclosure Schedule sets forth all jurisdictions in which the Sellers are qualified to do business.

         SECTION 5.3. Authorization and Validity of Agreement. Each of the Sellers has all requisite corporate power and authority to enter into the Transaction Documents and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the performance of the Sellers' obligations thereunder have been duly authorized by all necessary corporate action of each of the respective Sellers (except for the execution and delivery of the Transaction Documents and performance of Tilia's obligations thereunder, which are subject to shareholder approval), and no other proceedings on the part or in respect of the Sellers is necessary to authorize such execution, delivery and performance. The Transaction Documents have been duly executed by each of the Sellers and constitute their valid and binding obligations, enforceable against them in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights generally and except for the limitations imposed by general principles of equity.

         SECTION 5.4. No Conflict or Violation. Subject to obtaining all consents and approvals on Schedule 5.5 of the Disclosure Schedule and except as set forth on Schedule 5.4 of the Disclosure Schedule and except for filings as may be required under the HSR Act and the rules and regulations thereunder, the execution, delivery and performance by the Sellers of the Transaction Documents
(i) does not and will not violate or conflict with any provision of the organizational documents of the Sellers; (ii) does not and will not violate any provision of law, rule or regulation, or any order, judgment or decree of any court or other governmental or regulatory authority; (iii) does not violate and will not result in a material breach of or constitute (with due notice or lapse of time or both) a default under, or give rise to any acceleration of remedies or any right of termination under, any contract, lease, sublease, occupancy agreement, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which any of the Sellers is a party or by which any Seller is bound or to which any of the Sellers' properties or assets is subject; (iv) will not result in the creation or imposition of any

Lien upon any of the Purchased Property; (v) will not result in the cancellation, termination, modification, revocation or suspension of any of the licenses, leases, franchises, Permits, authorizations or approvals referred to in Sections 5.12 or 5.13 hereof; or (vi) will not otherwise interfere in any material manner with the operation of the Business or the Purchased Property or have any material adverse effect thereon.

         SECTION 5.5. Consents and Approvals. Schedule 5.5 of the Disclosure Schedule sets forth a true and complete list of each consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of the Transaction Documents by the Sellers or the performance by the Sellers of their obligations thereunder.

         SECTION 5.6. Financial Statements. The audited consolidated balance sheets of the Sellers as of December 31, 2001 (the "DECEMBER BALANCE SHEET") and as of December 31, 2000 and December 31, 1999 fairly present the consolidated financial position of the Sellers, as of the dates thereof, and the related audited statements of income, retained earnings and changes in cash flows for the fiscal periods ended on such dates including the schedules and notes thereto fairly present the results of operations and changes in cash flows of the Sellers for the respective periods indicated (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements (a) were prepared in accordance with GAAP, (b) are complete, correct and in accordance with the books of account and records of the Seller, and (c) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Sellers for federal income tax purposes. The Sellers have delivered to the Buyer or its representatives copies of the Financial Statements.

         SECTION 5.7. Absence of Certain Changes or Events.

         (a) Except as set forth in Schedule 5.7 of the Disclosure Schedule, since December 31, 2001, there has not been:

              (i) any adverse change in the business, operations, properties, assets, or condition (financial or other) of the Business in any material respect (including, without limitation, as a result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo or act of God), and, to the knowledge of the Sellers, no fact or condition exists and no event has occurred that would be reasonably likely to result in any such change;

              (ii) any material loss, damage, destruction or other casualty to the Purchased Property (whether or not covered by insurance or insurance awards have been received or guaranteed); or

              (iii) any change in any tax election or any method of accounting or accounting practice of the Sellers other than as required by GAAP and noted in the Financial Statements.

         (b) Since December 31, 2001 the Sellers have operated the Business in the ordinary course of business and consistent with past practice and, except as set forth on Schedule 5.7 of the Disclosure Schedule hereto, have not:

              (i) incurred any obligation or liability (whether absolute, accrued, contingent or otherwise) relating to the operations of the Sellers, in an amount greater than $25,000 or having a term or duration of more than one year;

              (ii) failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise) arising from the operation of the Business, other than liabilities being contested in good faith and for which adequate reserves have been provided and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of the Purchased Property;

              (iii) mortgaged, pledged or subjected to any Lien any of the Purchased Property;

              (iv) sold or transferred any of the assets of the Business material to the Business or canceled any debts or claims (other than intercompany debts solely among Sellers) or waived any rights material to the Business relating to the operations of the Business, except for the sale of Inventory in the ordinary course of business consistent with past practice;

              (v) disposed of, relinquished or allowed to lapse any patents, trademarks or copyrights (or any interest therein) or any patent, trademark, or copyright applications (or any interest therein) used (or that were, or are intended to be used) in the operations of the Business;

              (vi) defaulted on any material obligation relating to the operations of the Business;

              (vii) entered into any transaction material to the Business or relating to the Business, except in the ordinary course of business consistent with past practice;

              (viii) written down the value of any Inventory in excess of $10,000 individually or $50,000 in the aggregate in excess of what was reserved on the audited financial statements for the fiscal period ended December 31, 2001, or written off as uncollectible any Accounts Receivable in excess of $10,000 individually or $50,000 in the aggregate in excess of what was reserved on the audited financial statements for the fiscal period ended December 31, 2001;

              (ix) granted any increase in the compensation or benefits of employees of the Business (other than increases in accordance with existing contractual arrangements identified on Schedule 5.7 of the Disclosure Schedule) or entered into any employment or severance agreement or arrangement with any employee earning more than $50,000 annually;

              (x) made any capital expenditure in excess of $50,000, or additions to property, plant and equipment used in the operations of the Business other than ordinary repairs and maintenance;

              (xi) laid off any employee earning more than $50,000 annually;

              (xii) incurred any obligation or liability for the payment of severance benefits;

              (xiii) used any cash generated by the Business other than for working capital purposes (other than for Allowed Distributions or Shareholder Expenses subsequent to the date hereof);

              (xiv) lost or received notice of potential loss of any customers or of a material reduction in orders from any customer listed on Schedule
    5.20 of the Disclosure Schedule hereof; or

              (xv) entered into any agreement or made any commitment to do any of the foregoing.

         SECTION 5.8. Tax Matters. Except as set forth in Schedule 5.8 of the Disclosure Schedule, all material Tax Returns required to be filed before the Closing Date in respect of the Sellers have been (or will have been by the Closing Date) timely filed, and each of the Sellers has (or will have by the Closing Date) timely paid, accrued or otherwise adequately reserved for the payment of all material Taxes required to be paid in respect of the periods covered by such Tax Returns (whether or not shown on any Tax Return) and has (or will have by the Closing Date) adequately reserved for the payment of all material Taxes with respect to periods ended on or before the Closing Date for which Tax Returns have not yet been filed. All material Taxes of the Sellers have been paid or adequately provided for and the Sellers know of no proposed additional tax assessment against them. In addition, (i) each of the Sellers has withheld and paid all Taxes required to be withheld and paid (including federal, state and local requirements) with respect to amounts paid or owing to any employee, creditor, independent contractor or other third party, and (ii) none of the Purchased Property is "tax-exempt use property" within the meaning of
Section 168(h) of the Code.

         SECTION 5.9. Absence of Undisclosed Liabilities. Except as set forth on
Schedule 5.9 of the Disclosure Schedule, none of the Sellers has any known indebtedness or liability, absolute or contingent, which is not shown or provided for on the December Balance Sheet other than liabilities as shall have been incurred or accrued in the ordinary course of business since December 31, 2001 and other than liabilities in respect of fees, costs or expenses in connection with legal, accounting, investment banking or other services rendered in connection with the transactions contemplated by the Transaction Documents. Except as shown in the December Balance Sheet or on Schedule 5.9 of the Disclosure Schedule, none of the Sellers is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

         SECTION 5.10. Leased Property.

         (a) Lease Obligations. Set forth on Schedule 5.10(a) of the Disclosure Schedule hereto is a true, correct and complete list of all of the real property leases, subleases or occupancy agreements (together with all amendments, modifications and supplements thereto) for the Business Locations (individually or collectively as the context so requires, the "ACQUIRED LEASES") to which any of Sellers is a party or is bound. The Sellers are not party to or bound by any lease, sublease or occupancy agreement other than the Acquired Leases. The Sellers do not own any real property. True, complete and accurate copies of the Acquired Leases have been delivered to the Buyer, and each of the Acquired Leases is in full force and effect without modification, amendment or supplement from the form delivered. No option has been exercised under any Acquired Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to the Buyer with the corresponding Acquired Lease. Except as identified on Schedule 5.5 of the Disclosure Schedule, none of the assignments of the Acquired Leases pursuant to this Agreement requires the consent or approval of the other party or parties to the leases for the properties or facilities related to the Acquired Leases (the "BUSINESS LOCATIONS"). None of the Sellers nor, to Sellers' knowledge, any of the other parties to the Acquired Leases, is in material default under any of such Acquired Leases, and no material amount due under such leases remains unpaid, no material controversy, claim, dispute or disagreement exists between the parties to such Acquired Leases, and, to the knowledge of the Sellers, no event has occurred which with the passage of time or giving of notice, or both would constitute a material default thereunder.

         (b) Restrictive Covenants. To the Sellers' knowledge, there is no violation of a condition or agreement contained in any covenant, easement or right-of-way affecting any Business Location. To the knowledge of the Sellers, the covenants, easements or rights-of-way affecting the Business Locations do not materially impair any of the Sellers' ability to use any such Business Locations in the operation of the Business as presently conducted. To the knowledge of the Sellers, the Sellers have access to public roads, streets or the like or valid perpetual easements over private streets, roads or other private property for such ingress to and egress from the Business Locations, except as would not materially impair the Sellers' ability to use any such Business Locations in the operation of the Business as presently conducted.

         (c) Zoning. Except as set forth on Schedule 5.10(c) of the Disclosure
Schedule: (i) none of the Sellers have received any notice of any violation of any applicable building, zoning, land use or other similar statutes, laws, ordinances, regulations, permits or other requirements (including, without limitation, the American With Disabilities Act) in respect of the Business Locations, which has not been heretofore remedied, and to the knowledge of the Sellers, there do not exist any such violations which, individually or in combination with any others, materially and adversely affect the ability of the Sellers to use the affected Business Locations in the manner and scope in which it is now being used or operated; (ii) none of the Sellers have received any notice and none has any knowledge that any operations on or uses of the Business Locations constitute non-conforming uses under any applicable building, zoning, land use or other similar statutes, laws, ordinances, regulations, permits or other requirements;

and (iii) to the knowledge of the Sellers, no Seller has received any notice (other than published notice not actually received) of any pending or contemplated rezoning proceeding affecting the Business Locations.

         (d) Insurance Notices. Except as set forth in Schedule 5.10(d) of the Disclosure Schedule, none of the Sellers have received any notice from any insurance carrier regarding defects or inadequacies in the Business Locations, which, if not corrected, would result in termination of the insurance coverage therefor or an increase in the cost thereof.

         (e) Eminent Domain. Except as set forth on Schedule 5.10(e) of the Disclosure Schedule, (i) there is no pending, or, to the Sellers' knowledge, threatened condemnation of any part of the Business Locations by any governmental authority; (ii) there is no pending, or, to the Sellers' knowledge, threatened special assessment against any part of the Business Locations; and
(iii) there is no pending, or, to the Sellers' knowledge, threatened litigation against the Sellers or owners of any Business Location for breach of any restrictive covenant affecting any part of the Business Locations which is not covered, or could be covered, by insurance.

         (f) Utilities. None of the Sellers have received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for the Business Locations.

         (g) Foreign Investments. No Seller that is a "foreign person" within the meaning of Section 1445(f) of the Code owns an interest in any Purchased Property that is a United States real property interest within the meaning of
Section 897 of the Code.

         (h) No Commissions. All brokerage commissions and other compensation and fees payable by the Sellers by reason of the Business Locations or the leases or have been paid in full or are reflected in the December Balance Sheet, except for such commissions and other compensation related to options or extensions in the leases which are not yet exercised.

         SECTION 5.11. Intellectual Property.

         (a) "INTELLECTUAL PROPERTY" shall mean all of the following, owned or used in the Business: (i) Trademarks, logos, trade dress, product configurations, packaging designs and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, research and development, business methods, processes, technology, software and applications or patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions and including the applications and patents set forth on Schedule 5.11(c) of the Disclosure Schedule (collectively, the "Patents"); (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet Web sites, Web pages, domain names and applications and registrations pertaining thereto (the

"DOMAIN NAMES") and all intellectual property used in connection with or contained in all versions of the Sellers' Web sites; (vii) all rights under agreements relating to the foregoing; (viii) books and records pertaining to the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

         (b) The Sellers own all right, title and interest in and to or, have a valid and enforceable license to use, all Intellectual Property, which represents all intellectual property rights necessary to the conduct of the Business as now conducted. The Sellers are in compliance with contractual obligations relating to the protection of such of the Intellectual Property as they use pursuant to license or other agreement. To the knowledge of the Sellers, there are no conflicts with or infringements of any Intellectual Property by any third party. To the knowledge of the Sellers, the conduct of the business of the Sellers as currently conducted does not conflict with or infringe any intellectual property or other proprietary right of any third party. There is no claim, suit, action or proceeding pending or, to the knowledge of the Sellers, threatened against the Sellers: (i) alleging any such conflict or infringement with any third party's intellectual property or other proprietary rights; or (ii) challenging the Sellers' ownership or use of, or the validity or enforceability of, any Intellectual Property.

         (c) Schedule 5.11(c) of the Disclosure Schedule sets forth a true, complete and current list of registrations/patents and applications pertaining to the Intellectual Property ("LISTED INTELLECTUAL PROPERTY") and the registration/patent and application number, date of application or issuance and relevant jurisdiction as to each. Except as described in Schedule 5.11(c) of the Disclosure Schedule, all Listed Intellectual Property is owned by the Sellers, free and clear of Liens. All Listed Intellectual Property is valid, subsisting, unexpired, in proper form, enforceable and owned in the name of a Seller, and all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been paid. Except as listed in
Schedule 5.11(c) of the Disclosure Schedule, no Listed Intellectual Property is the subject of any final refusal of registration. The consummation of the transactions contemplated hereby will not alter or impair any Intellectual Property.

         (d) Schedule 5.11(d) of the Disclosure Schedule sets forth a complete list of all agreements relating to the Intellectual Property or to the right of the Sellers to use the intellectual property or other proprietary rights of any third party. Except as set forth in Schedule 5.11(d) of the Disclosure Schedule, the Sellers are not under any obligation to pay royalties or other payments in connection with any agreement, nor are they restricted from assigning their rights respecting Intellectual Property, nor will the Sellers or any Affiliates of the Sellers otherwise be, as a result of the execution and delivery of this Agreement or the performance of the Sellers' obligations under this Agreement, in breach of any agreement relating to the Intellectual Property.

         (e) To the knowledge of the Sellers, no Person (except the Sellers), including, without limitation, any present or former employee, officer or director of any Seller, or agent or outside contractor of any Seller, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.

         (f) To the knowledge of the Sellers, (i) none of the Intellectual Property has been used, disclosed or appropriated to the detriment of the Sellers for the benefit of any Person other than the Sellers; and (ii) no employee, independent contractor or agent of any Seller has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of any Seller.

         (g) To the knowledge of the Sellers, the Sellers' transmission, reproduction, use, display or modification (including framing and linking Web site content) or other practices with respect to Web, infomercial or other marketing content proprietary to any other Person do not infringe or violate any proprietary or other right of any other Person and no claim relating to such infringement or violation is pending, or, to the knowledge of the Sellers, threatened.

         (h) Sellers own or have the right to use, disclose and transfer, without the consent of any third party, all computer software, software systems and databases and all other information systems used in the Business.

         SECTION 5.12. Licenses, Permits and Governmental Approvals. Schedule
5.12 of the Disclosure Schedule sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to the Sellers with respect to the Business by the Government, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (the "PERMITS"), and all pending applications therefor. Such list contains the name of each such item and, where applicable, specifies the date issued, granted or applied for, the expiration date and the current status thereof. Each Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Sellers' knowledge, threatened administrative or judicial proceeding to revoke, cancel or declare such Permit invalid in any respect. The Permits are sufficient and adequate in all respects to permit the continued lawful conduct of the Business in the manner now conducted, and none of the operations of the Business are being conducted in a manner that violates any of the terms or conditions under which any Permit was granted. Except as set forth in Schedule 5.12 of the Disclosure Schedule, no such Permit will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by the Transaction Documents.

         SECTION 5.13. Compliance with Law. Except as set forth in Schedule 5.13 of the Disclosure Schedule, the operations of the Business have been conducted in material compliance with all applicable laws, rules, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Sellers and their assets, properties and operations. Except as set forth in Schedule 5.13 of the Disclosure Schedule, none of the Sellers have received notice of any violation of any such law, regulation, order or other legal requirement, and none of the Sellers is in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Business or any of its assets, properties or operations. To the knowledge of the Sellers, there is no proposed change in any such laws, rules or regulations (other than United States federal or state laws of general applicability) that would materially and adversely affect the transactions contemplated by the Transaction Documents or all or a material part of the Business or the Purchased Property. The Sellers have, where the operations of the Business are located outside of the United States of America, maintained and complied in all material respects with comparable and customary standards and codes of operation as would be required for the operation of the Business under United States federal laws and regulations.

         SECTION 5.14. Litigation. Except as set forth in Schedule 5.14 of the Disclosure Schedule, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best knowledge of the Sellers, threatened, before any federal, state, provincial or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Sellers or any of their respective officers, directors, employees, agents or Affiliates involving, affecting or relating to the Business, the Purchased Property, or the transactions contemplated by the Transaction Documents. Schedule 5.14 of the Disclosure Schedule sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither the Business nor the Purchased Property is subject to any order, writ, judgment, award, injunction or decree of any national, state, provincial or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that affects or might affect the Business or the Purchased Property, or that would or might interfere with the transactions contemplated by the Transaction Documents.

         SECTION 5.15. Assigned Contracts. Each Assigned Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights generally and except for the limitations imposed by general principles of equity. The Sellers have performed all obligations required to be performed by them to date under, and are not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Assigned Contract, and, to the knowledge of the Sellers, no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the knowledge of the Sellers, no other party to any Assigned Contract is in default in respect thereof, and, to the knowledge of the Sellers, no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Schedule
5.15 of the Disclosure Schedule sets forth a list all written contracts that are material to the Business and a summary of all oral contracts that are material to the Business. The Sellers have delivered to the Buyer or its representatives true and complete originals or copies of all written contracts listed on
Schedule 5.15 of the Disclosure Schedule.

         SECTION 5.16. Receivables. Except as set forth in Schedule 5.16 of the Disclosure Schedule, all Accounts Receivable reflected on the December Balance Sheet, or acquired by the Sellers after the date thereof and before the Closing Date arose in the ordinary course of business.

         SECTION 5.17. Inventory. The value of the net Inventory included on the December Balance Sheet is carried at not more than the lower of cost or net realizable value, and does not include any Obsolete Inventory. As used herein, "OBSOLETE INVENTORY" is Inventory which, at December 31, 2001, was not usable or saleable in the lawful and ordinary course of business of the Business as now conducted because of legal restrictions, failure to meet specifications, loss of market, damage, physical deterioration or for any other cause in each case net of reserves provided therefor on the December Balance Sheet. All of the Inventory to be sold to the Buyer or its Affiliates hereunder consists of items of a quality and quantity usable or saleable in the ordinary course of business.

         SECTION 5.18. Product Liability; Warranty. (a) Except as set forth on
Schedule 5.18(a) of the Disclosure Schedule, (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature by or before any court or governmental or other regulatory or administrative agency, commission or authority against or involving any product, substance or material (collectively, a "PRODUCT"), or class of claims or lawsuits involving the same or similar Product produced, distributed or sold by or on behalf of any of the Sellers which is pending or, to the knowledge of the Sellers, threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product produced, distributed or sold by or on behalf of any of the Sellers, or any alleged failure to warn, or any breach of implied warranties or representations, and (ii) there has not been, to the knowledge of the Sellers, any material Occurrence (as defined below) since January 1, 2000.

         (b) For purposes of this Section 5.18, the term "OCCURRENCE" shall mean any accident, happening or event which was caused or allegedly caused by any alleged hazard or alleged defect in design, manufacture, materials or workmanship including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving, a Product (including any parts or components thereof) manufactured, produced, distributed or sold by or on behalf of the Sellers which is likely to result in a claim or loss.

         SECTION 5.19. Product Recalls. Except as disclosed in Schedule 5.19 of the Disclosure Schedule, there has not been any product recall of any product manufactured, shipped or sold by the Business since January 3, 1997.

         SECTION 5.20. Customers, Suppliers and Competitors. Schedule 5.20 of the Disclosure Schedule sets forth a complete and correct list of (a) the top twenty (20) customers of the Sellers during fiscal year 2001, and (b) the top five (5) suppliers by dollar volume of the Business and the aggregate dollar volume of purchases (broken down by principal categories) by the Business from such suppliers for such periods. Except as set forth in Schedule 5.20 of the Disclosure Schedule, none of such customers or suppliers has, or to the knowledge of the Sellers, intends to terminate or change significantly its relationship with the Business.

         SECTION 5.21. Employee Benefits.

         (a) Schedule 5.21(a) of the Disclosure Schedule sets forth: (i) all Employee Benefit Plans, and all other employee benefit arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Sellers or to which the Sellers contributes or is obligated to contribute thereunder for current or former Employees (the "SELLER EMPLOYEE BENEFIT PLANS"), and (ii) all Employee Pension Benefit Plans maintained by the Sellers or any trade or business (whether or not incorporated) which is or has ever been under control or treated as a single employer with any of the Sellers under Section 414(b), (c), (m), or (o) of the Code ("ERISA AFFILIATE") or to which the Sellers or any ERISA Affiliate has contributed or has ever been obligated to contribute thereunder (the "SELLER PENSION PLANS").

         (b) None of the Seller Employee Benefit Plans or Seller Pension Plans is a multiemployer plan, as defined in Section 3(37) of ERISA ("MULTIEMPLOYER PLAN"), and none of the Sellers nor any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan.

         (c) None of the Seller Employee Benefit Plans or Seller Pension Plans is subject to Title IV of ERISA and none of the Sellers nor any ERISA Affiliate has any liability with respect to any plan subject to Title IV of ERISA. Each Seller Employee Benefit Plan that is intended to qualify under Section 401 of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the current requirements of Code Section 401(a) and any trust maintained pursuant to any such Seller Employee Benefit Plan is exempt from federal income taxation under Section 501 of the Code, or has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Seller Employee Benefit Plan and each such Seller Employee Benefit Plan that has not received a determination letter is currently qualified under
Section 401(a) as to form. To the knowledge of the Sellers, nothing has occurred with respect to the operation of any such Seller Employee Benefit Plan that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

         (d) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Seller Employee Benefit Plans or Seller Pension Plans or by law to any funds or trusts established thereunder or in connection therewith have been made or will have been paid or accrued on or prior to the Closing Date and there is no material liability for the failure to make timely contributions to any Seller Employee Benefit Plans or Seller Pension Plans.

         (e) There has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Seller Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Seller Employee Benefit Plans.

         (f) True, correct and complete copies of the following documents, with respect to each of the Seller Employee Benefit Plans and Seller Pension Plans, where applicable, have been delivered or made available to the Buyer by the
Sellers: (i) all plans documents and related trust documents, and amendments thereto; (ii) the most recent Forms 5500; (iii) the last IRS determination letter; (iv) summary plan descriptions; (v) the most recent actuarial report relating to the Seller Employee Benefit Plans and Seller Pension Plans; and (vi) written descriptions of all non-written agreements relating to the Seller Employee Benefit Plans.

         (g) There are no pending actions, claims or lawsuits which have been asserted or instituted against, or to the knowledge of the Sellers after due inquiry, are threatened, concerning or involving, the Seller Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Seller Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims), nor to the knowledge of the Sellers, are there any facts which could form the basis for any such claim or lawsuit.

         (h) All amendments and actions required to bring the Seller Employee Benefit Plans and Seller Pension Plans into conformity in all material respects with all of the applicable provisions of ERISA, the Code and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

         (i) Except as set forth in Schedule 5.21(i) of the Disclosure Schedule, the Seller Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and neither of the Sellers, nor any "party in interest" or "disqualified person" with respect to the Seller Employee Benefit Plans has engaged in a "prohibited transaction" within the meaning of
Section 406 of ERISA or 4975 of the Code. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Seller Employee Benefit Plan.

         (j) None of the Seller Employee Benefit Plans provides retiree life or retiree health benefits except as may be required under Section 4980B of the Code or Section 601 of ERISA or comparable state law and at the expense of the participant or the participant's beneficiary. The Sellers and the ERISA Affiliates have at all times complied with the notice and health care continuation requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA or comparable state law.

         (k) Except as set forth in Schedule 5.21(k) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee (current, former or retired), (ii) increase any benefits otherwise payable under any Seller Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Seller Employee Benefit Plan (except as may otherwise be required under Section 411(d)(3) of the Code and related Treasury Regulations), (iv) qualify as a "change of control" or similar event under any Seller Employee Benefit Plan or (v) result in any payment becoming due to any Employee that could reasonably be expected to be nondeductible under Section 280G of the Code.

         (l) Except as set forth on Schedule 5.21(l) of the Disclosure Schedule, no stock or other security issued by the Sellers or any of their Affiliates forms or has formed a material part of the assets of any Seller Employee Benefit Plan or Seller Pension Plan.

         (m) There has been no "mass layoff" or "plant closing" as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local "plant closing" law ("WARN") with respect to the current or former Employees.

         (n) There has not been any event requiring any disclosure under Section 4041(c)(3)(C), 4063(a) or 4068(b) of ERISA with respect to any Seller Pension Plans.

         SECTION 5.22. Labor Matters. Except as set forth in Schedule 5.22 of the Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, threatened against or affecting the Business, and since December 31, 1998, there has not been any such action, (ii) none of the Sellers has received a written notice or other communication that a union claims to represent any of the Employees, nor has any union made such claim to the Sellers since December 31, 1998, (iii) none of the Sellers is bound by any collective bargaining or similar agreement, letter of understanding or any other agreement, formal or informal, with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to the Employees, (iv) none of the Employees is represented by any labor organization, and since December 31, 1998, there have been no union organizing activities among any of the Employees.

         SECTION 5.23. [Intentionally Omitted]

         SECTION 5.24. Ownership of Purchased Property. The Sellers are in the aggregate the owners of (or in the case of Purchased Property that is leased, subleased or licensed, hold a valid leasehold, subleasehold or license interest
in) the Purchased Property. The Sellers will have, and at the Closing the Buyer will receive, good and valid title to all of the Purchased Property, free and clear of any Liens.

         SECTION 5.25. Condition of Purchased Property. The Purchased Property constitutes all of the assets (tangible and intangible), properties and rights necessary to conduct the Business in all material respects as currently conducted.

         SECTION 5.26. Environmental Matters. The Sellers have obtained, maintained in effect and are in material compliance with all licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to health, safety or to the protection of the environment ("ENVIRONMENTAL LAWS") and are and have in the past been in material compliance with all Environmental Laws. The Sellers have not performed or suffered any act which could give rise to, or has otherwise incurred, liability to any Person (governmental or not) under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq. ("CERCLA") or any other Environmental Laws, nor have the Sellers received notice of any such liability or any claim therefor or submitted notice pursuant to Section 103 of CERCLA or any analogous state or local statute, rule or regulation to any governmental agency with respect to any of its assets. The Sellers have not used any hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in any applicable Environmental Law, "HAZARDOUS MATERIALS") on, at, beneath or near any of the Purchased Property or any surface waters or groundwaters thereon or thereunder. To the knowledge of the Sellers, the Sellers do not own or operate, and have never owned or operated, an underground storage tank containing a regulated substance, as such term is defined in Subchapter IX of the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6991 et seq., or a surface impoundment, landfill, gas or oil well, PCB containing electrical equipment, urea formaldehyde containing materials, or asbestos containing materials. The Sellers have delivered or otherwise made available for inspection to the Buyer or its agents true, complete and correct copies of any inventories, reports, studies, assessments, analyses, evaluations, test or monitoring results possessed, available to or initiated by or on behalf of the Sellers pertaining to hazardous materials on, at, beneath or near any of the Purchased Property or any surface waters or groundwaters thereon or thereunder, or regarding the Sellers' compliance with or liability under any Environmental Law.

         SECTION 5.27. Transactions with Directors, Officers and Affiliates. Since December 31, 2000, there have been no transactions between any of the Sellers and any Affiliate of any Seller or, to the knowledge of the Sellers, any Family Members of any such Affiliate (other than inter-company transactions between Sellers). To the knowledge of the Sellers, since December 31, 2000, none of the officers, directors or employees of any of the Sellers, has been a director or officer of, or has had any direct or indirect interest in, any firm, corporation, association or business enterprise which during such period has been a supplier, customer or sales agent of any of the Sellers or has competed with or been engaged in any business of the kind similar to the Business. No Affiliates of the Sellers (other than the Sellers) or Family Members of such Affiliates owns or has any rights in or to any of the Purchased Property used by the Sellers in the Business.

         SECTION 5.28. Ownership of Shares.

         (a) Tilia understands that any Buyer Common Stock to be delivered pursuant to a Stock Payment Election (the "SHARES") has not been registered under the Securities Act, nor has it been registered or qualified under any state securities laws, and that Tilia's commitment to take and accept the Shares in satisfaction of the Contingent Consideration should a Stock Payment Election be made is pursuant to an exemption from such registration and qualification based in part upon Tilia's representations contained herein.

         (b) Tilia is familiar with the business and operations of the Buyer and has been given the opportunity to obtain from the Buyer all information requested by Tilia regarding its business plans and prospects. Tilia has such knowledge and experience in financial and business matters as is necessary to evaluate the merits and risks of owning the Shares, and is able to bear the economic risk of owning the Shares (including a complete loss of the value of the Shares).

         (c) Tilia confirms that neither the Buyer, nor any of its directors, executive officers, employees, Affiliates or agents has made any representations or warranties concerning their investment in the Buyer including, without limitation, any representations or warranties concerning the return Tilia may receive on its Shares or tax consequences that may arise in connection with the Shares other than such representations and warranties contained herein and contained in the Transaction Documents. In making the decision to acquire the Shares, Tilia has relied upon independent investigations made by it and by its professional advisors. Tilia and its advisors have been furnished any and all nonproprietary materials requested from the Buyer and have been afforded the opportunity to ask questions concerning the Buyer, its business and any other matters relating to the Buyer, the transactions contemplated by the Transaction Documents and the offer and sale of the Shares.

         (d) Tilia hereby represents and warrants that it is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act.

         SECTION 5.29. Foreign Corrupt Practices Act. The Sellers understand and acknowledge that the Foreign Corrupt Practices Act ("FCPA") prohibits United States companies and individuals acting on their behalf, including the foreign subsidiaries or affiliates of U.S. companies and their employees, from paying or offering to pay "any money. . . gift. . . or anything of value" to any foreign official, political party official, or candidate for political office in order to influence a business decision, including the obtaining or retaining of business. The Sellers also understand and acknowledge that the FCPA requires companies to maintain books and records that accurately and fairly reflect corporate transactions and to establish a system of internal accounting controls to provide reasonable assurance to their own management and to their United States parent of the type of financial transactions undertaken by such companies and their employees. The Sellers represent and warrant that the Sellers and each employee and, to the knowledge of the Sellers, each agent of the Sellers has complied in all respects with the FCPA and the requirements it imposes.

         SECTION 5.30. Insurance Policies. Schedule 5.30 of the Disclosure
Schedule is a description of all insurance policies held by Sellers concerning the Purchased Property. All these policies are in the respective principal amounts set forth in Schedule 5.30 of the Disclosure Schedule.

         SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer hereby represents and warrants to the Sellers as follows:

         SECTION 6.1. Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority and all necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its businesses as now conducted. The Buyer is duly qualified to do business as a foreign corporation, and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except any such jurisdiction where the failure to be so qualified and in good standing would not have a material adverse effect on the business, financial condition or results of operations of the Business as currently conducted and taken as a whole.

         SECTION 6.2. Authorization and Validity of Agreement. The Buyer has all requisite corporate power and authority to enter into the Transaction Documents and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the performance of the Buyer's obligations thereunder have been duly authorized by all necessary corporate action by the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance. Each of the Transaction Documents has been duly executed by the Buyer and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights generally and except for the limitations imposed by general principles of equity.

         SECTION 6.3. No Conflict or Violation. Subject to obtaining all consents and approvals set forth on Schedule 6.4 of the Disclosure Schedule and except for filings as may be required under the HSR Act and the rules and regulations thereunder, the execution, delivery and performance by the Buyer of the Transaction Documents (i) does not and will not violate or conflict with any provision of the Certificate of Incorporation and the By-laws of the Buyer (ii) does not and will not violate any provision of law, rule or regulation, or any order, judgment or decree of any court or other governmental or regulatory authority; (iii) does not violate or will not result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give rise to any acceleration of remedies or any right of termination under, any contract, lease, sublease, occupancy agreement, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Buyer is a party or by which either is bound or to which any of the Buyers' properties or assets is subject, except for such breaches, defaults and accelerations as would not have a material adverse effect on the business, financial condition or results of operations of its business as currently conducted taken as a whole.

         SECTION 6.4. Approvals and Consents. Except (i) as set forth on
Schedule 6.4 of the Disclosure Schedule, (ii) as may be required to transfer any Permits, and (iii) such consents, approvals and filings, the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby, the execution, delivery and performance of the Transaction Documents on behalf of the Buyer do not require the consent, waiver, authorization or approval of, or filing with, any government, governmental or regulatory body or agency or other entity or Person.

         SECTION 6.5. Delivery of the Shares.

         (a) The Shares, when issued in accordance with the provisions hereof, will be validly issued by the Buyer, fully paid and nonassessable securities of the Buyer, free of any preemptive rights and issued in compliance with applicable federal and state securities laws. The Shares will be freely tradable by persons other than Affiliates of the Buyer.

         (b) As of the date of this Agreement, the authorized capital stock of the Buyer consists of 50,000,000 shares of Buyer Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the "PREFERRED STOCK"), of which 250,000 are designated as Series A Junior Preferred Stock. As of March 3, 2002, there were (1) 6,936,244 shares of Buyer Common Stock issued and outstanding, (2) no shares of Preferred Stock issued and outstanding, (3) 1,180,582 shares of Buyer Common Stock reserved for issuance upon the exercise of stock options issued by the Buyer to current or former employees and directors of the Buyer and its Affiliates, (4) 462,479 shares of Buyer Common Stock subject to issued and outstanding options, and (5) no other outstanding rights, warrants, convertible securities, commitment of sales or liens granted by the Buyer or any of its Affiliates relating to or entitling any person to purchase or otherwise to acquire any shares of the capital stock of the Buyer or any of its Affiliates.

         SECTION 6.6. SEC Filings; Financial Statements.

         (a) Except as set forth on Schedule 6.6, the Buyer has timely filed all forms, reports and documents required to be filed with the SEC since December 31, 2000 (collectively, the "SEC REPORTS"). The SEC Reports (i) were prepared in accordance in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, as in effect at the time they were filed and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) The financial statements contained in the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Buyer as at the respective dates thereof and the statements operations and cash flows of the Buyer for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments.

         SECTION 7. COVENANTS OF THE SELLERS.

         The Sellers, jointly and severally, covenant as follows:

         SECTION 7.1. Conduct of Business Before the Closing Date.

         (a) Except as set forth on Schedule 7.1 of the Disclosure Schedule, without the prior written consent of the Buyer, between the date hereof and the Closing Date, the Sellers shall not, except as required or expressly permitted pursuant to the terms hereof:

              (i) make any material change in the conduct of the Business or enter into any transaction in an amount greater than $25,000 or having a term or duration of more than one year or other than in the ordinary course of business consistent with past practices;

              (ii) make any sale, assignment, transfer, abandonment or other conveyance of the Purchased Property or any part thereof, except transactions pursuant to existing contracts set forth in the Schedules hereto and dispositions of inventory or of worn-out or obsolete Equipment and Machinery in the ordinary course of business consistent with past practice;

              (iii) subject any of the Purchased Property, or any part thereof, to any Lien or suffer such to exist other than such Liens as may arise in the ordinary course of business consistent with past practice by operation of law and that will not, individually or in the aggregate, interfere materially with the use, operation, enjoyment or marketability of any of the Purchased Property;

              (iv) acquire any assets, raw materials or properties, other than in the ordinary course of business consistent with past practice;

              (v) enter into any new (or amend any existing) Employee Benefit Plan or employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any Employee Benefit Plan) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practice;

              (vi) fail to keep in full force and effect insurance comparable in amount and scope of coverage maintained in respect of the Business;

              (vii) take any other action that would cause any of the representations and warranties made by them in the Transaction Documents not to remain true and correct in all material respects (except as to representations and warranties which are qualified as to materiality, which representations and warranties must remain true and correct in all respects);

              (viii) without notifying the Buyer in writing at least five (5) Business Days prior thereto, (A) make any change in any tax election or in any accounting principle, method, estimate or practice (except for any such change required by reason of a concurrent change in GAAP) or (B) except in the ordinary course of business consistent with past practice, write down the value of any inventory or write off as uncollectible any accounts receivable;

              (ix) make, enter into, modify, amend in any material respect, renew, extend or terminate any Assigned Contract in an amount greater than $50,000 or having a term or duration of more than one year or other than in the ordinary course of business consistent with past practice;

              (x) make any Restricted Payments, other than accrued bonus payments to existing Employees to the extent reflected in the December Balance Sheet and Allowed Distributions;

              (xi) settle, release or forgive any claim or litigation or waive any right, in an amount greater than $25,000 or having a term or duration of more than one year or other than in the ordinary course of business and consistent with past practice;

              (xii) enter into any real property lease, sublease or occupancy agreement or assign or sublet any existing real property lease, sublease or occupancy agreement; or

              (xiii) agree or commit to do any of the foregoing.

         (b) From and after the date hereof and until the Closing Date, the Sellers shall:

              (i) continue to maintain, in all material respects, the Purchased Property in accordance with present practice in a condition suitable for its current use;

              (ii) file, when due or required, subject to applicable extensions, federal, state, foreign and other Tax Returns and other reports required to be filed and pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against them, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

              (iii) continue to conduct the Business in the ordinary course of business consistent with past practice;

              (iv) keep the books of account, records and files in the ordinary course of business and in accordance with existing practice;

              (v) use commercially reasonable efforts to maintain existing business relationships with landlords, lenders, suppliers and customers with respect to the Business in accordance with past practice; and

              (vi) use all cash generated by the Business solely for working capital purposes in accordance with past practice.

         SECTION 7.2. Consents and Approvals. The Sellers (i) shall, at their cost and expense, and with the reasonable cooperation of the Buyer, use their best efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other Persons required in connection with the execution, delivery and performance by it of the Transaction Documents, and (ii) shall diligently assist and cooperate with the Buyer in preparing and filing all documents required to be submitted by the Buyer to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Buyer in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Buyer all information concerning the Sellers that counsel to the Buyer determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

         SECTION 7.3. Access to Properties and Records. Subject to compliance with that certain Confidentiality Agreement dated December 5, 2001 between Sellers and the Buyer, the Sellers shall afford to the Buyer, and to the accountants, counsel and representatives of the Buyer, reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 14 hereof) to all properties, books, contracts, commitments, and records of the Sellers relating to the Business and, during such period, shall furnish promptly to the Buyer all other information concerning the Business, its properties and its personnel as the Buyer may reasonably request, provided that no investigation or receipt of information pursuant to this Section 7.3 shall qualify any representation or warranty of the Sellers or the conditions to the obligations of the Buyer. Neither Buyer nor any of its representatives or agents shall contact any customers, vendors or employees of Sellers without Seller's prior consent, which shall not be unreasonably withheld.

         SECTION 7.4. Negotiations. From and after the date hereof until the Closing Date or termination of the Agreement pursuant to Section 14 hereof, none of the Sellers, any Affiliate, nor any of their respective officers or directors nor anyone acting on behalf of the Sellers or such persons shall, directly or indirectly, encourage, solicit, engage in negotiations with, or provide any information to, any Person, firm, or other entity or group (other than the Buyer or its representatives) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving either of the Sellers, the Business or any other transaction inconsistent with the transactions contemplated hereby. The Sellers shall promptly communicate to the Buyer any inquiries or communications concerning any such transaction which they may receive or of which they may become aware.

         SECTION 7.5. Best Efforts. Upon the terms and subject to the conditions of this Agreement, the Sellers will use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

         SECTION 7.6. Covenant Not To Compete.

         (a) The Sellers acknowledge that the agreements and covenants contained in this Section 7.6 are essential to protect the value of the Business being acquired by the Buyer. Therefore, the Sellers agree that for the period commencing on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date (such period is hereinafter referred to as the "RESTRICTED PERIOD"), the Sellers shall not anywhere in the United States of America or any of the countries in which the Sellers have engaged in business on the Closing Date, participate or engage, for themselves, through or on behalf of or in conjunction with any Person, whether as an agent, consultant, shareholder, partner, joint venturer, investor or in any other capacity, in the Non-Compete Activities (defined below); provided, however, that the foregoing shall not prohibit the ownership by the Sellers of equity securities of a public company in an amount not to exceed 2% of the issued and outstanding shares of such company. For purposes of this Agreement, the "NON-COMPETE ACTIVITIES" means any business activity involving (i) the manufacture, marketing or sale of vacuum packaging systems and related accessories for household or other non-commercial use; or (ii) food storage, preservation or preparation which is competitive with the Sellers' business as conducted and proposed to be conducted as of the Closing Date.

         (b) During such Restricted Period, the Sellers agree that they will not at any time or for any reason, with respect to the Non-Compete Activities, (i) solicit or divert any business or clients or customers away from the Buyer or its Affiliates; (ii) induce any customers, clients, suppliers, agents or other Persons under contract or otherwise associated or doing business with the Buyer or its Affiliates, to reduce or alter any such association or business with the Buyer or its Affiliates; and/or (iii) knowingly solicit any person in the employment of the Buyer or its Affiliates to (A) terminate such employment, and/or (B) accept employment, or enter into any consulting arrangement, with any Person other than the Buyer or its Affiliates.

         (c) The Sellers shall cause each of the persons listed on Schedule 7.6 hereto to enter into the Non-Competition Agreements at or prior to the Closing Date.

         (d) The Sellers agree that a monetary remedy for a breach of the agreement set forth in Section 7.6(a) hereof will be inadequate and impracticable and further agree that such a breach would cause the Buyer irreparable harm, and that the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event of such a breach, the Sellers agree that the Buyer shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

         (e) If any provision of this Section 7.6 is invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under the laws of the United States or any applicable law and shall be binding and enforceable with respect to the Sellers as so curtailed.

         SECTION 7.7. Notice of Breach. Through the Closing Date, the Sellers shall promptly give the Buyer written notice with particularity upon having knowledge of any matter that shall constitute a material breach of any representation, warranty, agreement or covenant of any of the Sellers contained in this Agreement.

         SECTION 7.8. Bulk Sales Compliance. The Buyer hereby waives compliance by the Sellers with any applicable laws relating to bulk transfers in connection with the transactions contemplated hereby. The Sellers shall indemnify the Buyer with respect to any failure to comply with such bulk transfer laws.

         SECTION 7.9. Assignment of Contracts and Warranties. At the Closing and effective as of the Closing Date, the Sellers shall assign to the Buyer all their rights under the Assigned Contracts. Notwithstanding the foregoing, no Assigned Contract shall be assigned contrary to law or the terms of such Assigned Contract and, with respect to Assigned Contracts that cannot be assigned to the Buyer at the Closing Date, the performance obligations of the Sellers, as the case may be, thereunder shall, unless not permitted by such Assigned Contract, be deemed to be subleased or subcontracted to the Buyer until such Assigned Contract has been assigned. Each of the Sellers shall (i) use its best efforts to obtain all necessary consents, (ii) cooperate with the Buyer in any arrangement designed to provide to the Buyer the benefits (including the exercise of rights) under any such Assigned Contracts, including enforcement for the benefit of the Buyer (and at the Buyer's expense) of any and all rights of Sellers against a third party thereto arising out of the breach or cancellation by such third party or otherwise, (iii) hold all monies paid thereunder in trust for the account of the Buyer and (iv) remit all such money without set-off of any kind whatsoever to the Buyer as promptly as possible.

         SECTION 7.10. Change of Name; Intellectual Property. As soon as practicable after the Closing Date but in any event prior to June 30, 2002, each of the Sellers shall take all action necessary to change their respective corporate names to a name that is not (and that is not confusingly similar to) Tilia International Inc., Tilia, Inc. or Tilia Canada, Inc. and does not include the "Tilia" name in any form, it being the intent of the parties hereto that from and after the Closing Date, the Buyer will have the sole and exclusive right as against the Sellers and all other Parties to conduct business under such name and that the Buyer may commence doing so at time of the Closing; provided, however, that the Buyer shall negotiate in good faith an agreement with Tilia Trust, that will allow Tilia Trust to retain its name after the Closing Date, upon certain agreed upon terms and conditions relating to the limitations on the use of such name. The Sellers shall not, at any time after the Closing Date, use, seek to register, register or authorize others to use, seek to register or register the Intellectual Property or any other intellectual property substantially or confusingly similar thereto anywhere in the world and shall not challenge Buyer's right to use, seek to register or register the Intellectual Property anywhere in the world.

         SECTION 7.11. Estoppel Certificates. Each of the Sellers shall use its reasonable best efforts to obtain estoppel certificates in form and substance reasonably satisfactory to the Buyer from its respective landlord under the leases, subleases or occupancy agreements for the Business Locations in favor of the Buyer and any lender providing financing for the purchase of the Purchased Property.

         SECTION 7.12. Monthly Financials. The Sellers shall, no later than the 10th day following completion of each calendar month commencing with January, 2002, and prior to the Closing Date, deliver to the Buyer their internally generated profit and loss statement, balance sheet and cash flow statement on a monthly basis, in form consistent with those previously provided to the Buyer.

         SECTION 7.13. Assistance. The Sellers agree to make reasonable efforts to provide, and will cause their respective officers, employees and advisors to make reasonable efforts to provide, such cooperation as is reasonably necessary in connection with the arrangement of any financing to be consummated in respect of the transactions contemplated by this Agreement, including (i) participation in meetings, due diligence sessions and road shows, (ii) the preparation of, and provision of information for inclusion in, the offering memoranda, private placement memoranda, prospectuses and similar documents, (iii) the provision of requested reports (environmental and others), audited financial statements, certificates or documents and comfort letters and consents of accountants as may be reasonably requested by the Buyer, and (iv) taking such other actions as are reasonably required to be taken by the Sellers in connection with any financing.

         SECTION 7.14. Audited Financial Statements. The Sellers acknowledge that Arthur Andersen LLP has agreed, subject to review of the offering documents, to the inclusion of the Financial Statements in any materials, including materials filed with the SEC and any state of foreign regulatory authority, used in connection with obtaining the financing contemplated by any commitment letters, any registered exchange offer required to be made in connection with such financing and any subsequent financing or securities offering ("FINANCING MATTERS"). The Sellers shall use reasonable efforts to cause Arthur Andersen LLP to provide to the Buyer, at the Buyer's expense, (a) any consents required in connection with the use of the Financial Statements with respect to any Financing Matter, (b) comfort letters, in form and substance customary for such matters, with respect to the periods covered by the Financial Statements, and (c) such other assistance as the Buyer may reasonably request.

         SECTION 7.15. Liquidation of Tilia Hungary. Tilia shall cause the liquidation and winding up of Tilia Hungary, with the result that (i) Tilia will be the owner of all the capital stock of Tilia U.S. and Tilia Canada, (ii) Tilia will succeed to all of the assets, liabilities and business of Tilia Hungary, and (iii) Tilia Hungary will not continue to conduct any business.

         SECTION 7.16. Tilia Shareholder Approval. Prior to the Closing Date, Tilia shall obtain all necessary shareholder approval or ratification in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

         SECTION 7.17. Tax Matters. The Sellers shall provide to the Buyer copies of any and all of the Sellers' corporate income tax returns, corporate books and records including, without limitation, shareholder and director consents and minutes at or prior to the Closing Date.

         SECTION 8. COVENANTS OF THE BUYER.

         SECTION 8.1. Consents and Approvals. The Buyer (i) shall, at its cost and expense, and with the cooperation of Sellers, use its best efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and all other Persons required to be obtained by the Buyer in connection with the execution, delivery and performance by it of the Transaction Documents, and (ii) shall diligently assist and cooperate with the Sellers in preparing and filing all documents required to be submitted by the Sellers to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Sellers in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Sellers all information concerning the Buyer that counsel to the Sellers determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

         SECTION 8.2. Access to Tax Records. From and after the Closing, the Buyer shall provide representatives of the Sellers with reasonable access to all records and files relating to taxation in connection with the Business for periods ending on or prior to the Closing Date. The Buyer shall retain such records and files for a period of six (6) years after the Closing Date.

         SECTION 8.3. Notice of Breach. Through the Closing Date, the Buyer shall promptly give the Sellers written notice with particularity upon having knowledge of any matter that shall constitute a material breach of any representation, warranty, agreement or covenant of the Buyer contained in this Agreement.

         SECTION 8.4. Operations of Business Post Close. Between the Closing Date and continuing through December 31, 2004, the Buyer agrees as follows:

         (a) The Buyer agrees to operate and manage the Business consistent with reasonable business practices. The Buyer further agrees and undertakes to the Sellers that the Buyer will use its reasonable efforts to promote, support and continue the operations of the Business and will act in good faith to with regard to the achievement of the Business EBITDA for 2002, 2003 and 2004. Notwithstanding the foregoing and subject to Section 8.5(b), the Buyer shall be entitled to do any act (or refrain therefrom) in the conduct of the Business if it acts in good faith, consistent with reasonable business practices and reasonably considers such action (or determination not to act) to be in the best interests of the business of the Buyer and not for the purpose of adversely affecting the calculation of the 2002, 2003 or 2004 Business EBITDA.

         (b) The Buyer agrees that it will not, without the prior approval of the Sellers' Representative, mix the business or revenue of the Business with the businesses or revenues of any other subsidiaries or divisions of the Buyer in a manner that , after taking into account all positive and negative effects, materially adversely affects the calculation of the 2002, 2003 or 2004 Business EBITDA for purposes of the Contingent Consideration and payments to the Sellers.

         (c) In the event of the sale of the stock or substantially all of the assets of the Business or the Buyer to a third party prior to December 31, 2004, the Buyer shall, at or prior to the closing of such sale: (i) fund the Contingent Consideration (less any amounts claimed by the Buyer under Section 13 hereof), calculated pursuant to Section 3.2(d)(iii), into an escrow account for the benefit of the Sellers (or their assignees), assuming the Average Annual Business EBITDA is $46,000,000, and (ii) if the employment of any two of the persons listed on Schedule 8.4 hereto (or the replacements of such persons) is terminated in connection with the sale or within ninety (90) days following such sale for any reason other than the voluntary termination by the employee, then the Contingent Consideration (less any amounts claimed by the Buyer under Section 13 hereof) shall be paid to Tilia or its assigns or designees on the date of termination of the second such employee to be terminated, assuming the Average Annual Business EBITDA is $46,000,000.

         SECTION 8.5. Best Efforts. Upon the terms and subject to the conditions of this Agreement, the Buyer will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

         SECTION 9. EMPLOYEES.

         SECTION 9.1. Offer of Employment. Schedule 9.1 hereto sets forth a true and complete list of all individuals who are employees of the Business as of the date hereof ("LISTED EMPLOYEES"). The Buyer intends to, but shall not be obligated to, offer to hire, effective as of the Closing Date, each of the Listed Employees. The employees who accept such offers of employment shall be referred to herein as "HIRED EMPLOYEES".

         SECTION 9.2. Liability.

         (a) Except for the Buyer Termination Liabilities, neither the Buyer nor its Affiliates shall assume or have any direct or indirect obligation or liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due or otherwise, to any Hired Employee or other present or former employee of any Seller or its respective Affiliates, or to any dependent, survivor or beneficiary thereof, arising out of or in relation to such person's employment with the Sellers or their respective Affiliates or the termination of such employment (the "SELLERS' EMPLOYMENT LIABILITIES") and the Sellers shall retain and be fully liable for all of

Sellers' Employment Liabilities, including any WARN or COBRA or comparable state liabilities that arise prior to the Closing Date.

         (b) As provided by Treas. Reg.ss.54.4980B-9 Q&A-8(c), the Buyer shall satisfy its obligations under Treas. Reg.ss.54.4980B-9 (the "COBRA Obligations") to any "M&A qualified beneficiaries" (as defined in Treas. Reg.ss.54.4980B-9 Q&A-4(a)) on and after the Closing Date. The Sellers shall notify the Buyer, within five (5) Business Days of the later of the Closing Date or the date on which the Sellers cease to provide any health plan coverage to any Seller employee, as to the identity of all such M&A qualified beneficiaries and their respective contact information.

         SECTION 9.3. Rights. Nothing herein expressed or implied shall confer upon any Hired Employee or other employee or former employee of the Sellers or legal representatives thereof, any rights or remedies, including, without limitation, right to employment or continued employment for any specified period, under or by reason of this Agreement.

         SECTION 9.4. Employee Benefits Arrangements.

         (a) As of the Closing Date, Buyer shall make available to Hired Employees, a total compensation package of salary, bonus opportunity and employee benefits (excluding stock options) that, in the aggregate, is substantially similar to that being paid to such employees by the Sellers immediately prior to the Closing Date. The Buyer shall take such reasonable actions as may be required to permit any electing Hired Employees to roll over all or any part of their account balances (including any outstanding plan loans) in the Tilia, Inc. 401(k) Profit Sharing Plan to the comparable benefit plan or plans maintained by the Buyer. With respect to any outstanding plan loans under the Tilia, Inc. 401(k) Profit Sharing Plan relating to the Hired Employees, unless expressly contemplated by this Agreement, in no event will the transactions contemplated by this Agreement alter the terms of such loans or the controlling provisions in the Tilia, Inc. 401(k) Profit Sharing Plan; provided, however, that, such plan loans shall not be deemed to be in default solely by reason of such employees' termination of employment with the Sellers.

         (b) The Buyer shall undertake commercially reasonable efforts to cause each of its benefit plans to recognize (i) for purposes of satisfying any deductibles, co-pays and out-of-pocket maximums during the coverage period that includes the Closing Date, any payment made by any Hired Employee towards deductibles, co-pays and out-of-pocket maximums in any of the Sellers' health or other insurance plan incurred during the portion of the calendar year prior to the Closing Date, in which the Closing Date occurs for the purposes of satisfying applicable deductible, co-insurance, and maximum out-of-pocket expenses, and (ii) for all purposes, including for purposes of eligibility to participate, early retirement eligibility, early retirement subsidies, vesting, schedule of benefits and benefit accrual (including vacation and PTO accrual), all service with the Sellers, including service with predecessor employers that was recognized by the Sellers; provided that such service shall not be recognized to the extent such recognition would result in or have the effect of a duplication of benefits, the determination of which will be in the reasonable discretion of the Buyer.

         (c) With respect to any Hired Employee who participated in a Seller Benefit Plan immediately prior to the Closing Date which was a "flexible spending arrangement," within the meaning of Proposed Treasury Regulation ss. 1.125-2 (a "SELLER FSA"), the Buyer shall permit such Hired Employee to participate after the Closing Date in a flexible spending account maintained by the Buyer on a continuation basis, and shall credit such Hired Employee with an account balance equivalent to that which applied, as of the Closing Date, to the Hired Employee under the applicable Seller FSA. The Sellers shall, as soon as practicable after the Closing Date, pay to the Buyer, by wire transfer in a cash lump sum, the aggregate amount deferred through such date by Hired Employees under such Seller FSAs during the plan year in which the Closing Date occurs, less claims paid for such year on behalf of such Hired Employees under the Seller FSAs. The Buyer shall, as soon as practicable after the Closing Date, pay to the Sellers, by wire transfer in a cash lump sum, the excess of the aggregate amount of the claims paid with respect to Hired Employees and their dependents under the Seller FSAs during the year in which the Closing Date occurs over the aggregate amount deferred through such date by such Hired Employees under the Seller FSAs.

         SECTION 10. HSR ACT; GOVERNMENTAL APPROVALS.

         (a) Each of the Sellers and the Buyer shall use its best efforts to file, or cause its "ultimate parent entity" to file, as soon as practicable notifications under the HSR Act in connection with this Agreement and the transactions contemplated by it, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation, and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Government body in connection with antitrust matters. The Buyer will pay the HSR Fee at the time of filing, and the Sellers shall reimburse the Buyer one-half of such fees on the Closing Date in accordance with Section 3.1(a)(i) of the Agreement.

         (b) Each of the parties hereto shall use all commercially reasonable efforts (i) to obtain from any Government body any other Permits required to be obtained or made by the Buyer or the Sellers in connection with this Agreement and the transactions contemplated by it and (ii)(x) to make all necessary filings, and (y) thereafter make any other required submissions with respect to this Agreement and the transactions contemplated by it required under the HSR Act and any other applicable Government body. The parties hereto shall cooperate with each other in connection with the making of all such filings.

         SECTION 11. CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the transactions contemplated by the Transaction Documents are subject to the fulfillment, at or before the Closing Date, of each of the following conditions, any one or more of which may be waived by the Sellers in its sole discretion:

         SECTION 11.1. Representations and Warranties of the Buyer. All representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects (except as to representations and warranties which are qualified as to materiality, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date as if again made by the Buyer on and as of such date, and the Sellers shall have received a certificate dated the Closing Date and signed by the chief executive officer or chief financial officer of the Buyer to that effect.

         SECTION 11.2. Performance of the Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Sellers shall have received a certificate dated the Closing Date and signed by the chief executive officer or chief financial officer of the Buyer to that effect.

         SECTION 11.3. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares any of the Transaction Documents invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

         SECTION 11.4. HSR Act; No Governmental Restraints.

         (a) HSR Act. The waiting period (and any extension thereof) applicable to this Agreement and the transactions contemplated by it under the HSR Act shall have been terminated or shall have expired.

         (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of this Agreement and the transactions contemplated by it shall be in effect.

         SECTION 11.5. Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, required in connection with the execution, delivery and performance of the Transaction Documents shall have been duly obtained and shall be in full force and effect on the Closing Date.

         SECTION 11.6. Liquidation of Tilia Hungary. Tilia shall have caused the liquidation and winding up of Tilia Hungary.

         SECTION 11.7. Buyer Closing Documents. The Buyer shall have delivered to the Sellers the following documents:

         (a) officer's certificates pursuant to Sections 11.1 and 11.2;

         (b) all instruments that are necessary or desirable to effect the assumption by Buyer of the Assumed Liabilities, including the Assignment and Assumption Agreement;

         (c) a duly executed Patents Assignment Agreement;

         (d) a duly executed Trademark Assignment Agreement;

         (e) a duly executed Domain Name Assignment Agreement;

         (f) a duly executed Short Term Note;

         (g) a duly executed Long Term Note;

         (h) duly executed Escrow Agreements;

         (i) an opinion of counsel to the Buyer in form and substance reasonably satisfactory to counsel to the Sellers; and

         (j) such other documents relating to the transactions contemplated by the Transaction Documents to be consummated at the Closing as the Sellers shall reasonably request.

         SECTION 11.8. Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Buyer under the provisions of the Transaction Documents, and all other actions and proceedings required to be taken by or on behalf of the Buyer in furtherance of the transactions contemplated hereby and thereby, shall be reasonably satisfactory in form and substance to counsel for the Sellers.

         SECTION 12. CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligations of the Buyer to consummate the transactions contemplated by the Transaction Documents are subject to the fulfillment, at or before the Closing Date, of each of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

         SECTION 12.1. Representations and Warranties of the Sellers. All representations and warranties made by the Sellers in this Agreement shall be true and correct in all material respects (except as to representations and warranties which are qualified as to materiality, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date as if again made by the Sellers on and as of such date, and the Buyer shall have received a certificate dated the Closing Date and signed by the chief executive officer or chief financial officer of each of the Sellers to that effect with respect to the respective Seller.

         SECTION 12.2. Performance of the Obligations of the Sellers. The Sellers have performed in all material respects all obligations required under this Agreement to be performed by them on or before the Closing Date, and the Buyer shall have received a certificate dated the Closing Date and signed by the chief executive officer or chief financial officer of each of the Sellers to that effect with respect to the respective Seller.

         SECTION 12.3. Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other Person required in connection with the execution, delivery and performance of the Transaction Documents shall have been duly obtained and shall be in full force and effect on the Closing Date.

         SECTION 12.4. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares any of the Transaction Documents invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

         SECTION 12.5. Seller Closing Documents. The Sellers shall have delivered to the Buyer the following documents:

         (a) a certificate, executed by the Secretary of each Seller, certifying the board of directors and the shareholders of such Seller have approved the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby (with copies of the resolutions duly adopted by such Seller's board of directors and shareholders attached), and certifying the incumbency of the officer or officer's of such Seller signing the Transaction Documents;

         (b) the officer's certificate referred to in Section 12.2;

         (c) a certificate (dated not less than 5 Business Days prior to the Closing Date) of the Secretary of State of the jurisdiction of each Seller's state of incorporation as to the good standing of such Seller in such jurisdiction;

         (d) a certification of non-foreign status from each Seller that is selling the Purchased Property consisting of a United States real property interest (within the meaning of Section 897(c) of the Code) pursuant to this Agreement, in the form and manner that complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder;

         (e) the Files and Records forming a part of the Purchased Property;

         (f) the Assignment and Assumption Agreement;

         (g) opinions of counsel to the Sellers and those Persons listed on Exhibits C-1 and C-2 in form and substance reasonably satisfactory to counsel to the Buyer;

         (h) such other documents relating to the transactions contemplated by the Transaction Documents as the Buyer reasonably requests;

         (i) a duly executed Trademark Assignment Agreement;

         (j) a duly executed Patent Assignment Agreement;

         (k) a duly executed Domain Name Assignment Agreement;

         (l) duly executed Escrow Agreements;

         (m) physical possession and control of the Purchased Property;

         (n) all consents that are required to transfer the Assigned Contracts and the Assumed Liabilities; and

         (o) such other documents relating to the transactions contemplated by the Transaction Documents to be consummated at the Closing as the Sellers shall reasonably request.

         SECTION 12.6. Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Sellers under the provisions of the Transaction Documents, and all other actions and proceedings required to be taken by or on behalf of the Sellers in furtherance of the transactions contemplated hereby and thereby, shall be reasonably satisfactory in form and substance to counsel for the Buyer.

         SECTION 12.7. Employment Agreements. The Buyer and the other parties thereto shall have entered into the Employment Agreements on terms satisfactory to the Buyer.

         SECTION 12.8. HSR Act; No Governmental Restraints.

         (a) HSR Act. The waiting period (and any extension thereof) applicable to this Agreement and the transactions contemplated by it under the HSR Act shall have been terminated or shall have expired.

         (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of this Agreement and the transactions contemplated by it shall be in effect.

         SECTION 12.9. Business EBITDA. The aggregate Business EBITDA (after adding back any Allowed Distributions that have been deducted in such period in calculating Business EBITDA) for each month for which the internally generated financial statements have been delivered to the Buyer prior to the Closing Date shall be equal to the budgeted Business EBITDA for such periods as described on EXHIBIT K attached hereto.

         SECTION 12.10. Liquidation of Tilia Hungary. Tilia shall have caused the liquidation and winding up of Tilia Hungary, with the result that (i) Tilia is the owner of all the capital stock of Tilia U.S. and Tilia Canada, (ii) Tilia will have succeeded to all of the assets, liabilities and business of Tilia Hungary, and (iii) Tilia Hungary does not continue to conduct any business.

         SECTION 12.11. Financing. The Buyer shall have in place on the Closing Date sufficient financing to consummate the transactions contemplated by the Transaction Documents.

         SECTION 12.12. Accounts. The Sellers shall have consolidated all Cash of the Sellers in a single bank account located within the United States of America, and evidence of such consolidation shall have been provided to the Buyer at or prior to the Closing Date. All Cash Equivalents of the Sellers shall be located within the United States of America at or prior to the Closing Date, and evidence of such existence shall have been provided to the Buyer at or prior to the Closing Date.

         SECTION 12.13. Shareholder Approval. Tilia shall have obtained all necessary shareholder approval in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

         SECTION 13. INDEMNIFICATION.

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

         SECTION 13.1. Indemnification by the Sellers. Notwithstanding the Closing or the delivery of the Purchased Property and regardless of any investigation at any time made by or on behalf of the Buyer or of any knowledge or information that the Buyer may have, the Sellers shall indemnify and fully defend, save and hold the Buyer, any Affiliate of the Buyer and its directors, officers and employees (the "BUYER INDEMNITEES"), harmless from and against any and all damages, liabilities, losses, costs, expenses (including all reasonable attorneys' fees and expenses of investigation incurred by the Buyer Indemnitees in any action or proceeding between the Sellers and the Buyer Indemnitees or between the Buyer Indemnitees and any third party or otherwise), deficiencies, interests, penalties, impositions, assessments or fines (collectively, "BUYER LOSSES"), whether or not in connection with a third-party claim, arising out of, resulting from or related to any and all the Sellers' Events of Breach. As used herein, "SELLERS' EVENTS OF BREACH" shall be and mean any one or more of the following:

         (a) any untruth or other breach of any representation or warranty of the Sellers contained in the Transaction Documents;

         (b) any failure of the Sellers duly to perform or observe any term, provision, covenant, agreement contained herein on the part of the Sellers to be performed or observed; and

         (c) any claim or cause of action by any party against any Buyer Indemnitee, with respect to any liabilities of the Sellers and Affiliates of the Sellers other than the Assumed Liabilities.

provided, however, that (i) the Sellers shall not be liable to the Buyer Indemnitees for any Buyer Losses in respect of Sellers' Events of Breach described in clause (a) of the definition thereof (other than Buyer Losses in respect of any untruth or other breach of Sections 5.3, 5.8, 5.24 and 5.26) to the extent that the aggregate of such Buyer Losses exceeds $50,000,000, or in the case of Buyer Losses in respect of any untruth or other breach of Sections 5.3, 5.8, 5.24 and 5.26, the Purchase Price actually received by the Sellers or their assignees; and (ii) the Sellers shall not be required to make any payment in respect of a claim for indemnification in respect of any Sellers' Events of Breach described in clause (a) of the definition thereof (other than for Buyer Losses in respect of any untruth or other breach of Sections 5.3, 5.8, 5.21,
5.24 and 5.26) until the aggregate of such Buyer Losses shall exceed $500,000, but once such Buyer Losses shall exceed $500,000 the Buyer Indemnitees shall have the right to indemnification hereunder, and the Sellers shall be required to make payment in respect thereof, to the full extent of such Buyer Losses subject to the other limitations set forth in this Section 13.

         SECTION 13.2. Procedures for Indemnification by the Sellers.

         (a) Satisfaction of Indemnification Claims. Any indemnification claims made by the Buyer Indemnitees shall be satisfied in the following order: first, through an offset against the Short Term Note (in accordance with the terms of the Short Term Note); second, through claims made against the Sellers' Escrowed Amount (in accordance with the terms of the Sellers' Escrow Agreement); third, through claims made against the Sellers; and fourth, if the Sellers do not satisfy such indemnification claims within 30 days after notice thereof from the Buyer Indemnitee, then through claims made against those shareholders of Tilia who have executed Indemnity Agreements (in accordance with the terms of such Indemnity Agreements). In the case of Tilia Trust, a shareholder of Tilia and party to an Indemnity Agreement, if Tilia Trust does not satisfy its indemnification obligations to Buyer Indemnitees within 30 days after notice thereof from the Buyer Indemnitee, then the Buyer Indemnitees may pursue Hanns Kristen, personally in accordance with the terms of the Guarantee Agreement. Any indemnification claims made by the Buyer Indemnitees against Xeme, a shareholder of Tilia and party to an Indemnity Agreement, shall be satisfied in the following order: first, through an offset against the Long Term Note (in accordance with the terms of the Long Term Note); and second, against the Long Term Escrowed Amount (in accordance with the terms of the Long Term Escrow Agreement).

         (b) Notice of Claims. If a Sellers' Event of Breach occurs or is alleged and a Buyer Indemnitee asserts that the Sellers have become obligated to such Buyer Indemnitee pursuant to Section 13.1 hereof ("DIRECT CLAIM"), or if any suit, action, investigation, claim or proceeding (a "THIRD PARTY PROCEEDING") is begun, made or instituted by a third party as a result of which the Sellers may become obligated to a Buyer Indemnitee hereunder, such Buyer Indemnitee shall give prompt written notice thereof to the Sellers' Representative (the "BUYER'S CLAIMS NOTICE"). The Buyer's Claims Notice shall describe the claim and the specific facts and circumstances of the claim in reasonable detail, the nature of the claim in reasonable detail, and shall indicate the amount of the losses, if then ascertainable and, if not then ascertainable, a good faith estimate of the amount thereof, and the provision(s) in this Agreement on which the claim is based, but the Buyer's Claims Notice shall not in any respect limit the obligation of the Sellers to any Buyer Indemnitee under Section 13.1, except in the case of a failure to timely notify the Sellers Representative, in which case such obligation shall be limited to the extent the Sellers are actually prejudiced thereby.

         (c) Response to Claims. Subject to Section 13.2(f), the Sellers' Representative shall have thirty (30) calendar days after his actual receipt of the Buyer's Claim Notice to reject or accept the claim as an indemnifiable claim for Buyer Losses under this Section 13. If, within thirty (30) calendar days after actual receipt by the Sellers' Representative of the Buyer's Claim Notice, the Sellers' Representative delivers notice to the Buyer Indemnitee containing a written objection to the claim by the Buyer Indemnitee, stating the nature of and grounds for such objection, then such claim shall be deemed to be a "DISPUTED CLAIM" and such claim shall be resolved in accordance with Section
13.2 (e) hereof. If, within thirty (30) calendar days after actual receipt by the Sellers' Representative of the Buyer's Claim Notice, the Sellers' Representative delivers notice to the Buyer Indemnitee containing a written acceptance of the claim, then such claim shall be deemed an indemnifiable claim under this Section 13 (the "INDEMNIFIABLE CLAIM").

         (d) Escrow Agreements. The Sellers' Representative and Buyer Indemnitee shall provide joint written notice to the Escrow Agent of the existence of a Disputed Claim or an Indemnifiable Claim (including the amount of any Indemnifiable Claim). Any Disputed Claim shall be treated as an "Open Claim" for purposes of the applicable Escrow Agreement. The joint written notice of an Indemnifiable Claim shall constitute a notice to the Escrow Agent in accordance with Section 3(a) of the applicable Escrow Agreement.

         (e) Dispute Resolution. Any disputes arising under this Section 13 shall be submitted to binding arbitration in accordance with the provisions of this Section 13.2. This

Section 13.2 shall not apply in the case of claims for injunctive relief. In the event any dispute remains unresolved after good faith attempts by the Buyer Indemnitee and the Sellers' Representative to resolve such dispute, either the Buyer Indemnitee or the Sellers' Representative may request that the dispute be submitted to arbitration. Such arbitration shall be conducted as follows:

              (i) Each party shall have ten (10) business days after written notice by either party of the commencement of arbitration proceedings hereunder to appoint an arbitrator who is on the approved panel of arbitrators of the American Arbitration Association. Each party shall immediately notify the other party of such appointment. If either party shall fail to so appoint such an arbitrator within such ten (10) business day period, the other party may appoint such arbitrator and shall so notify the party failing to appoint an arbitrator. The two arbitrators so appointed shall then select a third arbitrator within ten (10) business days after the appointment of the second arbitrator to then constitute the Board of Arbitration. The Board of Arbitration shall then proceed under the Commercial Arbitration Rules of the American Arbitration Association.

              (ii) Following the designation of such Board of Arbitration, the parties, together with the members of the Board of Arbitrators, shall promptly undertake appropriate informal efforts to mediate and negotiate a solution to the matter covered by the original notice.

              (iii) If a negotiated solution cannot be achieved within twenty
    (20) days after the date on which the Board of Arbitration is constituted, then the Board of Arbitration shall notify the parties. The proceeding, upon such notification, will then become a compulsory arbitration to be conducted under the Commercial Arbitration Rules of the American Arbitration Association by the Board of Arbitration. These rules shall be subject to the following modifications:

              A. discovery shall be permitted under the same standards provided for in the Federal Rules of Civil Procedure;

              B. the members of the Board of Arbitration shall interpret and apply the provisions of this Agreement;

              C. the arbitration costs may be charged to the losing party or allocated between the parties as may be determined by the Board of Arbitration; and

              D. the proceedings will be held in the State of Delaware, unless the parties shall otherwise agree in writing.

              (iv) In connection with the enforcement of the mediation and arbitration provisions of this Section 13.2, any agreement, decision or award shall be final and conclusive as to any such claim.

         (f) Third Party Proceeding. The Sellers agree to defend, contest or otherwise protect the Buyer Indemnitee against any Third Party Proceeding at their sole cost and expense. The Buyer Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Buyer Indemnitee's choice and shall in any event cooperate with and assist the Sellers to the extent reasonably possible. If, within 20 days of Sellers' receipt of a Buyer's Claims Notice, the Sellers shall not have provided the written notice electing to defend the Third Party Proceeding, the Buyer Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Buyer Indemnitee shall be entitled to recover the entire cost thereof from the Sellers, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such Third Party Proceeding, and the Sellers shall be bound by any determination made in such Third Party Proceeding or any compromise or settlement effected by the Buyer. If the Sellers assume the defense of any Third Party Proceeding, (a) it will be conclusively established for purposes of this Agreement that the claims made in that Third Party Proceeding are within the scope of and subject to indemnification, (b) no compromise or settlement of such claims may be effected by the Sellers without the Buyer Indemnitee's consent (which consent shall not be unreasonably withheld in a case where such compromise or settlement will have no effect on the ongoing operation of the Business) unless (i) there is no finding or admission of any violation of federal, state, local, municipal, foreign, international, multinational or other administrative order, law, ordinance, principal of common law, regulation, statute or treaty or any violation of the rights of any Person and no effect on any other claims that may be made against the Buyer Indemnitee and (ii) the sole relief provided is monetary damages that are paid in full by the Sellers; and (c) the Buyer Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent. The party assuming the defense of any Third Party Proceeding shall keep the other party reasonably informed at all times of the progress and development of its or their defense of and compromise efforts with respect to such Third Party Proceeding and shall furnish the other party with copies of all relevant pleadings, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Third Party Proceeding. In the event both a Seller and a Buyer Indemnitee are named as defendants in an action or proceeding initiated by a third party, they shall both be represented by the same counsel (on whom they shall agree), unless such counsel, a Seller, or such Buyer Indemnitee shall determine that such counsel has a conflict of interest in representing both parties same action or proceeding and the Buyer Indemnitee and Seller do not waive such conflict to the satisfaction of such counsel.

         SECTION 13.3. Indemnification by the Buyer. Notwithstanding the Closing or the delivery of the Purchased Property and regardless of any investigation at any time made by or on behalf of the Sellers or of any knowledge or information that the Sellers may have, the Buyer shall indemnify and agree to fully defend, save and hold the Sellers and Affiliates of the Sellers and their directors, officers and employees (the "SELLER INDEMNITEES"), harmless from and against any and all damages, liabilities, losses, costs, expenses (including all reasonable attorneys' fees and expenses of investigation incurred by the Seller Indemnitees in any action or proceeding between the Buyer and the Seller Indemnitees or between the Seller Indemnitees and any third party or otherwise), deficiencies, interests, penalties, impositions, assessments or fines (collectively, "SELLER LOSSES"), whether or not in connection with a third party claim, arising out of, resulting from or related to any and all the Buyer Events of Breach. As used herein, "BUYER EVENTS OF BREACH" shall be and mean any one or more of the following:

         (a) any untruth or other breach of any representation or warranty of the Buyer contained in the Transaction Documents;

         (b) any failure of the Buyer duly to perform or observe any term, provision, covenant, agreement or condition contained herein on the part of the Buyer to be performed or observed; and

         (c) any claim or cause of action by any party arising after the Closing Date against any Seller Indemnitee with respect to the Assumed Liabilities.

provided, however, that (i) the Buyer shall not be liable to the Seller Indemnitees for any Seller Losses in respect of Buyer Events of Breach described in clause (a) of the definition thereof (other than Seller Losses in respect of any untruth or other breach of Section 6.2 and 6.5) to the extent that the aggregate of such Seller Losses exceeds $50,000,000, or in the case of Seller Losses in respect of any untruth or other breach of Sections 6.2 or 6.5, the Purchase Price; and (ii) that the Buyer shall not be required to make any payment in respect of a claim for indemnification in respect of any Buyer Events of Breach described in clause (a) of the definition thereof (other than for Seller Losses in respect of any untruth or other breach of Section 6.2) until the aggregate of such Seller Losses shall exceed $500,000, but once such Seller Losses shall exceed $500,000, the Seller Indemnitees shall have the right to indemnification hereunder, and the Buyer shall be required to make payment in respect thereof, to the full extent of such Seller Losses subject to the other limitations set forth in this Section 13.

         SECTION 13.4. Procedures for Indemnification by the Buyer. If a Buyer's Event of Breach occurs or is alleged and a Seller Indemnitee asserts that the Buyer has become obligated to such Seller Indemnitee pursuant to Section 13.3 hereof, or a Third Party Proceeding is begun, made or instituted by a third party as a result of which the Buyer may become obligated to a Seller Indemnitee hereunder, such Seller Indemnitee shall give prompt written notice thereof to the Buyer (the "SELLERS' CLAIMS NOTICE"). The Sellers' Claims Notice shall describe the claim and the specific facts and circumstances known to the Seller Indemnitee in reasonable detail, and shall indicate the amount, if known, or an estimate, if possible, of the losses that have been or may be incurred or suffered by such Seller Indemnitee, but the Seller's Claims Notice shall not in any respect limit the obligation of the Buyer to any Seller Indemnitee under
Section 13.3, except in the case of a failure to timely notify the Buyer of a Third Party Proceeding, in which case such obligation shall be limited only to the extent the Buyer is actually prejudiced thereby. The Buyer agrees to defend, contest or otherwise protect the Seller Indemnitee against any Third Party Proceeding at their sole cost and expense. The Seller Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Seller Indemnitee's choice and shall in any event cooperate with and assist the Buyer to the extent reasonably possible. If, within 20 days of Sellers' receipt of a Sellers' Claims Notice, the Buyer shall not have provided the written notice electing to defend the Third Party Proceeding, the Seller Indemnitee shall have the right to do so, including, the right to make any compromise or settlement thereof, and the Seller Indemnitee shall be entitled to recover the entire cost thereof from the Buyer, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such Third Party Proceeding, and the Buyer shall be bound by any determination made in such Proceeding or any compromise or settlement effected by the Seller. If the Buyer assumes the defense of any Third Party Proceeding, (a) it will be conclusively established for purposes of this Agreement that the claims made in that Third Party Proceeding are within the scope of and subject to indemnification, (b) no compromise or settlement of such claims may be effected by the Buyer without the Seller Indemnitee's consent (which consent shall not be unreasonably withheld in a case where such compromise or settlement will have no effect on the ongoing operation of the Business) unless (i) there is no finding or admission of any violation of federal, state, local, municipal, foreign, international, multinational or other administrative order, law, ordinance, principal of common law, regulation, statute or treaty or any violation of the rights of any Person and no effect on any other claims that may be made against the Seller Indemnitee and (ii) the sole relief provided is monetary damages that are paid in full by the Buyer; and (c) the Seller Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent. The party assuming the defense of any Third Party Proceeding shall keep the other party reasonably informed at all times of the progress and development of its or their defense of and compromise efforts with respect to such Third Party Proceeding and shall furnish the other party with copies of all relevant pleadings, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Third Party Proceeding. In the event both the Buyer and a Seller Indemnitee are named as defendants in an action or proceeding initiated by a third party, they shall both be represented by the same counsel (on whom they shall agree), unless such counsel, the Buyer, or such Seller Indemnitee shall determine that such counsel has a conflict of interest in representing both parties same action or proceeding and the Seller Indemnitee and the Buyer do not waive such conflict to the satisfaction of such counsel.

         SECTION 13.5. Survival. Each of the representations and warranties set forth in Article 5 shall survive the Closing notwithstanding any investigation on the part of the Buyer for a period terminating on the second (2nd) anniversary of the Closing Date, provided however, that representations and warranties contained in Section 5.3 and 5.24 hereof shall survive indefinitely and provided, further that the representations and warranties contained in
Section 5.4(i) and Section 5.4(ii) shall survive until the sixth (6th) anniversary of the Closing Date, and Sections 5.8, 5.21 and 5.26 hereof shall survive for the applicable statute of limitations. Each of the representations and warranties set forth in Article 6 shall survive the Closing notwithstanding any investigation on the part of the Seller for a period terminating on the second (2nd) anniversary of the Closing Date; provided however, that representations and warranties contained in Section 6.2 shall survive indefinitely and provided further that the representations and warranties contained in Section 6.5 shall survive until the fifth (5th) anniversary of the Closing Date. No claim for indemnity hereunder shall be brought for any Sellers' Events of Breach pursuant to clause (a) of the definition thereof or for any Buyer Events of Breach pursuant to clause (a) of the definition thereof after the expiration of the applicable representation and warranty as provided in this
Section 13.5.

         SECTION 13.6. Insurance; Limitation on Indemnity. In determining the amount of any indemnity, there shall be taken into account any insurance proceeds actually received by the party to be indemnified. The Buyer acknowledges and agrees that it shall have no right to indemnity pursuant to this Section 13 with respect to any breach or failure by any officers, directors or employees of any Seller to fully perform his or her obligations under such individual's respective non-competition agreement, employment or consulting agreement and/or similar agreement, as applicable, and that any cause of action arising as a result of such breach or failure to perform shall be asserted only in a separate action by the Buyer against the individual who breached or failed to perform and shall be independent of this Section 13. In no event shall the Sellers be liable for special, incidental or consequential damages.

         SECTION 13.7. Successors and Assigns. All of the rights and obligations of the Sellers and the Buyer pursuant to this Section 13 shall survive any sale, assignment or other transfer by the Buyer of title to or interest in any of the Purchased Property or any part thereof and shall apply to and bind each and every successor and assign of the Buyer to any of the Purchased Property or any assignment by Sellers to a liquidating trust or similar entity.

         SECTION 13.8. Purchase Price Adjustment. The Buyer and each of the Sellers agree to treat any payments under this Section 13 as an adjustment to the Purchase Price for all federal, state and local Tax purposes.

         SECTION 13.9. Sellers' Representative.

         (a) Alexander Schilling shall be constituted and appointed as the agent and attorney-in-fact for each Seller for and on behalf of the Seller to (i) give and receive notices and communications, (ii) authorize delivery to Buyer of amounts under the Notes and from the Escrowed Fund in satisfaction of claims by Buyer Indemnitees and object to such deliveries, (iii) authorize any and all actions on behalf of the Sellers related to the payment or allocation of the Notes, the Escrowed Fund and the Contingent Consideration, (iv) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to the payment of Contingent Consideration and Buyer Losses, and (v) take all actions necessary or appropriate in the judgment of the Sellers' Representative for the accomplishment of the foregoing or implementation of any provision of this Agreement for which the Sellers' Representative is authorized by the shareholders of Tilia.

         (b) A decision, act, consent or instruction of the Sellers' Representative shall constitute a decision of all the Sellers and shall be final, binding and conclusive upon each of them, and Buyer, the Escrow Agent and any arbitrator handling disputes under this Section 13 may rely upon any such decision, act, consent or instruction of the Sellers' Representative as being the decision, act, consent or instruction of each Seller. Buyer, the Escrow Agent and any arbitrator handling disputes under this Section 13 are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers' Representative.

         (c) In the event that the Sellers' Representative is unable or unwilling to serve as such, the Sellers shall, within five (5) Business Days following notice of such inability or unwillingness, appoint a successor Sellers' Representative, which person shall be (i) a shareholder or representative of a shareholder of Tilia on the date of this Agreement, and (ii) a resident of the United States of America.

         (d) The Sellers' Representative shall not be liable for any act done or omitted hereunder as Sellers' Representative while acting in good faith and in the exercise of reasonable judgment. The Sellers shall jointly and severally indemnify the Sellers' Representative and hold the Sellers' Representative harmless against any loss, liability or expense incurred without gross negligence or willful or intentional misconduct on the part of the Sellers' Representative and arising out of or in connection with the acceptance or administration of the Sellers' Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Sellers' Representative.

         SECTION 13.10. Sole Remedy. The Buyer Indemnitees acknowledge and agree that, except to the extent any Buyer Losses result from any fraudulent misrepresentation by Sellers, the Buyer Indemnitees' sole and exclusive remedy with respect to any and all claims based upon, resulting from or arising out of the untruth or other breach of any representation or warranty of Sellers contained in this Agreement or the other Transaction Documents to which Sellers are a party or any schedule or exhibit hereto or thereto, shall be pursuant to the indemnification obligations provisions of this Section 13. The Seller Indemnitees acknowledge and agree that, except to the extent any Seller Losses result from any fraudulent misrepresentation by Buyer, the Seller Indemnitees' sole and exclusive remedy with respect to any and all claims based upon, resulting from or arising out of the untruth or other breach of any representation or warranty of Buyer contained in this Agreement or the other Transaction Documents to which Buyer is a party or any schedule or exhibit hereto or thereto, shall be pursuant to the indemnification obligations provisions of this Section 13.

         SECTION 14. TERMINATION.

         SECTION 14.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

         (a) By mutual consent of the Sellers and the Buyer,

         (b) By either the Sellers or the Buyer if the other party shall have breached this Agreement in any material respect and such breach continues for a period of ten (10) days after the receipt of written notice of the breach from the non-breaching party,

         (c) By the Sellers if, at April 30, 2002, any of the conditions set forth in Section 11 (except for the condition set forth in Section 11.6 (Liquidation of Tilia Hungary)) shall not have been met, unless any of the Sellers' breach of any of their obligations under this Agreement (including, but not limited to, a breach of Section 7.5 hereof) is the reason for the failure of such conditions to be satisfied;

         (d) By the Buyer if, at April 30, 2002, any of the conditions set forth in Section 12 (except for the condition set forth in Section 12.10 (Liquidation of Tilia Hungary)) shall not have been met, unless the Buyer's breach of any of its obligations under this Agreement (including, but not limited to, a breach of Section 8.5 hereof) is the reason for the failure of such conditions to be satisfied; provided, however, that if the condition set forth in Section 12.11 (Financing) has not been met on or prior to April 30, 2002, then such date shall be extended to May 31, 2002. In the event that the such date is extended to May 31, 2002 due to Buyer's failure to meet the condition set forth in Section 12.11, then the condition set forth in Section 12.1 as such Section 12.1 relates to Section 5.7(a)(i) or (ii) (no material adverse change) shall no longer apply after April 30, 2002, and shall not constitute a condition to Buyer's obligation to close the Transaction;

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

         (e) By the Sellers if, at September 30, 2002, the condition set forth in Section 11.6 (Liquidation of Tilia Hungary) shall not have been met, unless any of the Sellers' breach of any of their obligations under this Agreement (including, but not limited to, a breach of Section 7.5 hereof) is the reason for the failure of such condition to be satisfied; or

         (f) By the Buyer if, at May 31, 2002, the condition set forth in
Section 12.10 (Liquidation of Tilia Hungary) shall not have been met.

         SECTION 14.2. Fees for Termination. If the Buyer terminates this Agreement pursuant to Section 14.1(f) by reason of the failure of the Sellers to satisfy the condition set forth in Section 12.10 (Liquidation of Tilia Hungary), then the Sellers shall promptly pay to the Buyer $1,500,000. If the Sellers terminate this Agreement pursuant to Section 14.1(e) (Liquidation of Tilia Hungary) by reason of its failure to satisfy the condition set forth in Section
11.6 (Liquidation of Tilia Hungary), then the Sellers shall promptly pay to the Buyer $1,500,000. If the Buyer terminates this Agreement pursuant to Section 14.1(d) by reason of its failure to satisfy the condition set forth in Section
12.11 (Financing), then the Buyer shall promptly pay to the Sellers an aggregate of $1,500,000, divided among the Sellers as the Sellers shall direct the Buyer in writing.

         SECTION 14.3. Effect of Termination. Subject to Section 14.2, if this Agreement is terminated in accordance with Section 14.1 hereof, this Agreement shall become null and void and have no effect, with no liability on the part of the Sellers or the Buyer, or their directors, officers, agents or shareholders, except for the obligations set forth in this Section 14 and the Confidentiality Agreement dated December 5, 2001 between the Buyer and Tilia both of which shall survive any termination; provided however, that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         SECTION 15. PURCHASE PRICE ALLOCATION.

         The parties agree to allocate the Purchase Price among the Purchased Assets as specified on Schedule 15. The allocation of the Purchase Price set forth on Schedule 15 is intended to comply with the requirements of Section 1060 of the Code. The parties covenant and agree that (i) such allocation was determined in an arm's length negotiation and none of the parties shall take a position on any Tax Return (including IRS Form 8594), before any tax authority or in any judicial proceeding that is in any way inconsistent with such allocation without the written consent of the other parties to this Agreement or unless specifically required pursuant to a determination by an applicable tax authority; (ii) they shall cooperate with each other in connection with the preparation, execution and filing of all Tax Returns related to such allocation; and (iii) they shall promptly advise each other regarding the existence of any tax audit, controversy or litigation related to such allocation.

         SECTION 16. MISCELLANEOUS.

         SECTION 16.1. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment

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

without such prior written consent shall be void and of no force and effect, provided, that the Buyer may assign its rights hereunder to one or more Affiliates and to any party providing financing in connection with the transactions contemplated hereby (provided that such assignment shall not serve as a novation) and the Sellers may assign their rights and obligations to a liquidating trust or similar entity, to the shareholders of Tilia or their assignees or to any Affiliates of the Sellers, provided further, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Sellers hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

         SECTION 16.2. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. THE PARTIES HERETO IRREVOCABLY ELECT AS THE SOLE JUDICIAL FORUM FOR THE ADJUDICATION OF ANY MATTERS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, AND CONSENT TO THE JURISDICTION OF, THE FEDERAL AND STATE COURTS OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE.

         SECTION 16.3. Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. The Sellers and the Buyer shall each pay one-half of all state and local sales, transfer, excise, value-added or other similar Taxes (including all applicable real estate transfer Taxes), and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Property (collectively, the "Transfer Taxes").

         SECTION 16.4. Broker's and Finder's Fees. There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement made by or on behalf of the parties hereto (except for fees due to Credit Suisse First Boston by the Sellers and fees due to Bank of America Securities by the Buyer) and each party shall indemnify and hold the other harmless against any costs or damages incurred as a result of any such claim.

         SECTION 16.5. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

         SECTION 16.6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission,
(iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the U.S. Postal Service or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

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

If to the Sellers:

                   Tilia, Inc.
                   Tilia International, Inc.
                       c/o Tilia, Inc.
                   Tilia Canada, Inc.
                       c/o Tilia, Inc.
                   303 Second Street
                   North Tower, 5th Floor
                   San Francisco, CA 94107
                   Attn:  Alexander Schilling
                   Telecopy:  (415) 392-1928

Copy to:

                   Morrison & Foerster LLP
                   755 Page Mill Road
                   Palo Alto, CA  94304-1018
                   Attn:  Paul "Chip" L. Lion III, Esq.
                   Telecopy:  (650) 494-0792

If to the Sellers' Representative:

                   Alexander Schilling
                   c/o Tangent Fund Management, LLC
                   One Union Square
                   180 Geary Street, Suite 500
                   San Francisco, CA  84108
                   Telecopy:  (415) 392-1928

Copy to:

                   Morrison & Foerster LLP
                   755 Page Mill Road
                   Palo Alto, CA  94304-1018
                   Attn:  Paul "Chip" L. Lion III, Esq.
                   Telecopy:  (650) 494-0792

If to the Buyer:

                   Alltrista Corporation
                   555 Theodore Fremd Avenue, Suite B302
                   Rye, New York 10580
                   Attn:  Ian G.H. Ashken
                   Telecopy: (914) 967-9405

Copy to:

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

                   Willkie Farr & Gallagher
                   787 7th Avenue
                   New York, New York 10019-6099
                   Attn:  William J. Grant, Esq. and Michael A. Schwartz, Esq.
                   Telecopy: (212) 728-8111

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

         SECTION 16.7. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

         SECTION 16.8. Public Announcements. The parties agree that after the signing of this Agreement, neither party shall make any press release or public announcement concerning the transactions contemplated by the Transaction Documents without the prior written approval of the other parties unless a press release or public amendment is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the nondisclosing parties prior notice and a reasonable opportunity to comment on the proposed disclosure.

         SECTION 16.9. Right of Setoff. Subject to the limitations and compliance with the provisions set forth in Section 13 hereof, if an indemnification claim is made in respect of Buyer Losses (an "Indemnifiable Amount"), the Buyer Indemnitee claiming such Indemnifiable Amount may, to the fullest extent permitted, set off and apply any and all such Indemnifiable Amounts against the Contingent Consideration payable in accordance with Section 3.2(d) hereof.

         SECTION 16.10. Entire Agreement. This Agreement, the Guarantee Agreements, the Exhibits hereto and that certain Confidentiality Agreement dated December 5, 2001 between the Buyer and Tilia contain the entire understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersedes and replaces all prior agreements and understandings, oral or written, with regard to such transactions. All schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein. This Agreement shall only be binding on the parties hereto upon execution and delivery of this Agreement by each of the parties.

         SECTION 16.11. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Sellers, and the Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to

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

the Sellers or the Buyer. No provision of this Agreement shall give any third persons any right of subrogation or action over or against the Sellers or the Buyer.

         SECTION 16.12. Scheduled Disclosures. Disclosure by the Sellers of any matter, fact or circumstance in the Seller Disclosure Schedules to this Agreement shall, where applicable, be made for each individual Seller. Disclosure in a Schedule on the Seller Disclosure Schedule shall not be deemed to be disclosure thereof for purposes of any other Schedule thereof, except where it is evident from the language of the Schedule itself that such exception would be applicable to another Schedule.

         SECTION 16.13. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         SECTION 16.14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

                            [Signature page follows.]

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

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                       TILIA INTERNATIONAL INC.
                                       by Corporate Directors Limited, Director

                                       By: /s/ Leanne Corvette
                                           -------------------------------------
                                       Name:  Leanne Corvette
                                       Title: Authorized Signatory

                                       TILIA INC.

                                       By: /s/ Linda Graebner
                                           -------------------------------------
                                       Name:  Linda Graebner
                                       Title: President and CEO


                                       TILIA CANADA, INC.

                                       By: /s/ Linda Graebner
                                           -------------------------------------
                                       Name:  Linda Graebner
                                       Title: President and CEO

                                       ALLTRISTA CORPORATION


                                       By: /s/ Ian G.H. Ashken
                                           -------------------------------------
                                       Name:  Ian G.H. Ashken
                                       Title: Vice Chairman, Chief Financial
                                              Officer and Secretary

                                       By: /s/ Alexander Schilling
                                           -------------------------------------
                                           Alexander Schilling
                                           As Sellers' Representative

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